Exhibit 4.1

LOAN AND SECURITY AGREEMENT

Dated as of December 30, 2005

Among

TRANSCEND SERVICES, INC.

as a Borrower and Borrower Representative

the other parties listed on Schedule I hereto

as Borrowers

HFG HEALTHCO-4 LLC

as Agent,

HFG HEALTHCO-4 LLC

as Revolving Lender,

and

HFG HEALTHCO-6 LLC

as Acquisition Lender

LOAN AND SECURITY AGREEMENT, dated as of December 30, 2005, among TRANSCEND SERVICES, INC., a corporation organized under the laws of the State of Delaware (together with its successors and assigns, “Parent”) as a Borrower and as “Borrower Representative” (as set forth in Section 7.09(b)), each of the entities named on Schedule I hereto, as such Schedule I may be amended from time to time pursuant to Section 7.17 hereof (each, including Parent, together with each one’s corporate successors and assigns, a “Borrower” and jointly and severally, collectively, the “Borrowers”), HFG HEALTHCO-6 LLC, a Delaware limited liability company (together with its successors and assigns, the “Acquisition Lender”), HFG HEALTHCO-4 LLC, a Delaware limited liability company (together with its successors and assigns, the “Revolving Lender”, and together with the Acquisition Lender, the “Lenders”) and HFG HEALTHCO-4 LLC, a Delaware limited liability company, as Agent for the Lenders (together with its successors and assigns, the “Agent”).

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to this Agreement. References herein, and in the Exhibits and Schedules hereto, to the “Agreement” refer to this Agreement, as amended, restated, modified or supplemented from time to time in accordance with its terms (the “Agreement”).

Each of the Borrowers wishes to borrow funds (i) from the Revolving Lender on a continuing and revolving basis on the Initial Funding Date and thereafter and (ii) from the Acquisition Lender on a limited multi-draw basis from the Initial Funding Date through the end of the Acquisition Period. Each Lender is prepared to advance, on a several basis, its respective loans to the Borrowers, on a joint and several basis, secured by all assets of the Borrowers, including, without limitation, by their Receivables, on the terms and subject to the conditions set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I

COMMITMENTS; AMOUNTS AND TERMS OF THE REVOLVING LOAN AND

ACQUISITION LOAN

§ 1.01. Revolving Advances and Acquisition Advances.

(a) Revolving Advances. The Revolving Lender agrees to lend from time to time to the Borrowers under its Revolving Commitment through the Maturity Date, subject to and upon the terms and conditions herein set forth, on any Funding Date, such amounts as in accordance with the terms hereof may be requested by the Borrower Representative on behalf of the Borrowers from time to time (each such borrowing, a “Revolving Advance” and the aggregate outstanding principal balance of all Revolving Advances from time to time, the “Revolving Loan”). Each Revolving Advance shall be made on the date specified in the Borrowers’ Certificate, or telephonic notice confirmed in writing, as described in Section 1.03 hereof.

(b) Acquisition Advances. The Acquisition Lender agrees to lend from time to time to the Borrowers under its Acquisition Commitment through the last day of the Acquisition Period, subject to and upon the terms and conditions herein set forth, on any Funding Date, such amounts as in accordance with the terms hereof may be requested by the Borrower Representative on behalf of the Borrowers from time to time (each such borrowing, an “Acquisition Advance” and the aggregate outstanding principal balance of all Acquisition Advances from time to time, the “Acquisition Loan”). Each Acquisition Advance shall be in a minimum amount of $200,000 (and in higher increments of $100,000) and shall be made on the date specified in the Borrowers’ Certificate, or telephonic notice confirmed in writing, as described in Section 1.03 hereof.

(i) Scheduled Payments. The aggregate principal amount of each Acquisition Advance shall be repaid in consecutive monthly installments commencing on the first Business Day of the fourth Month following the Funding Date for such Acquisition Advance, each such installment to be in an amount equal to 1/36 of such Acquisition Advance. To the extent not previously paid, the Acquisition Loan shall be due and payable on the Maturity Date. All principal payments in respect of the Acquisition Loan or any portion thereof shall be accompanied by accrued interest on the principal amount being repaid to the date of payment. Subject to all conditions contained in this Agreement with respect to making Revolving Advances (including, without limitation, that no Default or Event of Default be in existence and that the Revolving Loan not exceed the Borrowing Limit), the Borrowers hereby request and authorize the Agent and the Revolving Lenders to make a Revolving Advance to pay each such scheduled payment, plus interest accrued thereon, and to pay the remaining outstanding balance plus interest accrued thereon on the Maturity Date. No scheduled payment of principal in respect of the Acquisition Loan shall be made to the extent that a lesser principal payment would result in the payment in full of the outstanding amount of the Acquisition Loan, and such lesser amount is paid.

(ii) Voluntary Termination of Acquisition Commitment; Voluntary Prepayment of Acquisition Loan. So long as no Acquisition Advances have been made, the Borrowers may terminate the Acquisition Commitment upon giving the Agent and the Acquisition Lender prior Written Notice thereof on or before the date which is 90 days after the Initial Funding Date and, so long as no Event of Default is in existence at such time, then upon such the effectiveness of the termination of the Acquisition Commitment, the Program Manager shall refund to the Borrowers amounts previously paid by Borrowers with respect to the Facility Fee (Acquisition Loan) in excess of $40,000 (i.e., such $40,000 representing that portion of the Facility Fee (Acquisition Loan) that will be applied to the Borrowers’ Break Up Fee on the Initial Funding Date) and the Acquisition Lender shall refund to the Borrowers amounts previously paid by Borrowers with respect to the Non-Utilization Fee (Acquisition Commitment). The Borrowers may prepay the outstanding principal amount of the Acquisition Loan in whole (or in part, but in minimum increments of $100,000), at any time upon at least 10 Business Days’ prior Written Notice to the Agent and the Acquisition Lender. All voluntary prepayments of the outstanding principal amount of the Acquisition Loan shall be accompanied by the payment of all accrued but unpaid interest on such amount prepaid to the date of prepayment, and, in accordance with Section 7.07(c), by the payment of the Early Termination Fee.

(iii) Prepayment Upon an Event of Loss. If any of the Collateral is subject to an Event of Loss, then the Borrowers shall make a mandatory prepayment of the Acquisition Loan with (1) the insurance proceeds received with respect thereto (to the extent such proceeds are received by the Borrowers, the Borrowers shall immediately turn such proceeds over to the Acquisition Lender) and (2) any award proceeds paid by the seizing Governmental Entity (to the extent such award is received by the Borrowers, the Borrowers shall immediately turn such award over to the Acquisition Lender). If any insurance or awards proceeds are in excess of the Acquisition Loan, such proceeds shall be applied to the Revolving Loan and if after such application any such proceeds are in excess of the Revolving Loan, the Agent shall promptly remit to the Borrowers such excess. Each partial or full prepayment of the Acquisition Loan under this Section 1.01(b)(iii) shall be accompanied by the accrued and unpaid interest on such portion of the Acquisition Loan to the date of prepayment, and by the Early Termination Fee.

§ 1.02. Revolving Commitment and Borrowing Limit. (a) The Revolving Loan at any time shall not exceed an amount equal to the lesser of (i) $3,600,000 (such amount, the “Revolving Commitment”), and (ii) the sum of (x) the Borrowing Base minus Accrued Amounts as of such time plus (y) the Overadvance Amount (the lesser of (i) and (ii) being the “Borrowing Limit”). “Overadvance Amount” means a reducing amount equal to (i) $600,000 on the Initial Funding Date minus (ii) $50,000 per each Month after the Initial Funding Date, to be subtracted on the first day of each such Month.

(b) Subject to the limitations herein and of Exhibit II hereto, the Borrowers may borrow, repay (without premium or penalty but subject to the provisions of Section 1.06) and reborrow under the Revolving Commitment. The Revolving Loan shall not exceed, and the Revolving Lender shall not have any obligation to make any Revolving Advance which shall result in the Revolving Loan being in excess of, the Borrowing Limit.

(c) If at any time the Revolving Loan exceeds the Borrowing Limit, at such time the Borrowers shall promptly, in accordance with Article III hereof, eliminate such excess by paying an amount equal to such excess until such excess is eliminated in full.

§1.02.A. Acquisition Commitment and Advance Limit. (a) The Acquisition Loan at any time shall not exceed $2,000,000 (such amount, the “Acquisition Commitment”) and no Acquisition Advance shall exceed the Acquisition Advance Limit.

(b) The Acquisition Commitment shall automatically reduce by the amount of each Acquisition Advance and shall not be increased by the amount of any principal payments of the Acquisition Loan thereafter.

§1.02.B. Multiple Borrower Provisions. (a) Borrowers have requested that Lenders make available the Loans to Borrowers to finance their mutual and collective enterprises. In order to utilize the financial powers of Borrowers in the most efficient and economical manner, and in order to facilitate the financing of Borrowers’ needs, Lenders have agreed, at the request of the Borrowers, to make the Loans to Borrowers on a joint and several and combined basis and in accordance with the provisions of this Agreement. Borrowers’ businesses are a mutual and collective enterprise, and Borrowers believe that the consolidation of all advances of the Loans under this Agreement will enhance the aggregate borrowing powers of Borrowers and ease the administration of the loan relationship with the Lenders, all to the mutual advantage of Borrowers. Lenders’ willingness to extend credit to Borrowers and to administer Borrowers’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request in furtherance of Borrowers’ mutual and collective enterprise. Each Borrower shall be liable for, on a joint and several basis, all of the Loans and other Lender Debt, regardless of which Borrower actually may have received the proceeds of the Loans hereunder or the amount of such Loans received or the manner in which Lenders account for such Loans on their books and records, it being acknowledged and agreed that advances of any portion of the Loans to any Borrower inure to the mutual benefit of all Borrowers and that the Lenders are relying on the joint and several liability of Borrowers in extending the Loans.

(b) Each Borrower’s joint and several liability hereunder with respect to the Loans and other Lender Debt shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (i) the absence of any attempt to collect any of the Lender Debt from any other obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (ii) the waiver, consent, extension, departure, forbearance or granting of any indulgence by Agent or Lenders with respect to any of the Lender Debt or any instrument or agreement evidencing or securing the payment of any of the Lender Debt, or any other agreement now or hereafter executed by any other Borrowers and delivered to Agent or Lenders, (iii) the failure by Agent or Lenders to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Lender Debt, or Agent’s or Lenders’ release or exchange of any Collateral or of its Liens upon any Collateral, (iv) the release or compromise, in whole or in part, of the liability of any Borrower, any guarantor or any other obligor for the payment of any of the Lender Debt, (v) any amendment or modification of any of the Documents or waiver of any Default or Event of Default thereunder, (vi) any increase in the amount of the Lender Debt beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, or (vii) any other circumstance that might constitute a legal or equitable discharge or defense of any Borrower, any guarantor, any surety or any other obligor.

(c) At any time an Event of Default exists, Agent and Lenders may proceed against any Borrower, any guarantor or any other obligor to collect and recover all or any part of the Lender Debt, without first proceeding against any other Borrower, guarantor or other obligor or against any Collateral or other security for the payment or performance of any of the Lender Debt, and each Borrower waives any provision that might otherwise require Agent or any Lender under applicable law to pursue or exhaust its remedies against any Collateral or any Borrower, any guarantor or any other obligor before pursuing such Borrower, such guarantor or such other obligor. Each Borrower consents and agrees that Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower, any guarantor or any other obligor or against or in payment of any or all of the Lender Debt.

(d) If, as of any date, the aggregate amount of payments made by a Borrower on account of the Lender Debt and proceeds of such Borrower’s Collateral that are applied to the

Lender Debt exceeds the aggregate amount of proceeds from the Loan actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each other Borrower (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (i) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrowers from whom contribution is sought less (ii) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrowers (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrowers by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrowers by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from each other Borrower shall be limited to that amount paid by the Paying Borrowers in excess of its Allocable Percentage of all Accommodation Payments then outstanding of Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determinations thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, Bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of each other Borrower proportionately so that the Allocable Percentages of Borrowers at all times equals 100%. All Accommodation Payments shall be subordinated to the Lender Debt until all commitments of the Lenders hereunder are terminated and all Lender Debt paid in full.

§ 1.03. Notice of Borrowing; Borrowers’ Certificate. Whenever the Borrowers desire a Revolving Advance or Acquisition Advance be made, the Borrower Representative shall, not later than 2:00 p.m. (New York time) one Business Day prior to the proposed Funding Date of the Revolving Advance or Acquisition Advance, give the Agent, the Revolving Lender or Acquisition Lender, or both, as the case may be, and the Program Manager Written Notice or telephonic notice from an Authorized Officer confirmed promptly by a Written Notice (which notice, in each case, shall be irrevocable) of the desire to make a borrowing of a Revolving Advance or Acquisition Advance. Each notice of borrowing under this Section 1.03 shall (i) be signed by each Borrower, and (ii) be substantially in the form of Exhibit VII-B hereto (each, a “Borrowers’ Certificate”) and specify the date on which the Borrowers desire to make a borrowing of a Revolving Advance or Acquisition Advance (which in each instance shall be a Funding Date), and the requested amount of the proposed Revolving Advance or Acquisition Advance. In addition, on the Business Day immediately prior to the proposed Funding Date, not later than 2:00 p.m. (New York time), the Borrower Representative shall deliver to the Agent a Borrowing Base Certificate or Acquisition Advance Limit Certificate, as the case may be, dated as of such date.

§ 1.04. Termination of Revolving Commitment and Acquisition Commitment. On the Maturity Date, the Revolving Commitment shall be cancelled automatically. On the earlier to occur of (x) the Maturity Date or (y) the last day of the Acquisition Period, the Acquisition Commitment shall be cancelled automatically. Upon such cancellation, the Loans (together with all other Lender Debt) shall become, without further action by any Person, immediately due and payable.

§ 1.05. Interest and Fees.

(a) Interest. (i) On the Revolving Loan. The Borrowers shall pay interest on the average daily Outstanding Balance of the Revolving Loan during the prior Month (i) on the first Business Day of each Month, and (ii) on the Maturity Date (whether by acceleration or otherwise), in each case, at an interest rate per annum equal to LIBOR plus 4.00%.

(ii) On the Acquisition Loan. The Borrowers shall pay interest on the Outstanding Balance of the Acquisition Loan (i) on the first Business Day of each Month, and (ii) on the Maturity Date (whether by acceleration or otherwise), in each case at an interest rate per annum equal to LIBOR plus 4.00%.

(b) Default Interest. Notwithstanding anything to the contrary contained herein, interest on the Loans shall be payable on demand at a rate per annum equal to 3.00% in excess of the rate then otherwise applicable to such Loan following any Event of Default or any other event that would constitute an Event of Default but for the delivery of a notice or certificate hereunder by the Borrowers, the Agent or any of the Lenders.

(c) Non-Utilization Fee (Revolving Commitment). The Borrowers shall pay to the Agent for the account of the Revolving Lender on the first Business Day of each Month in arrears and on the Maturity Date a fee (the “Non-Utilization Fee (Revolving Commitment)”) equal to 0.50% per annum on the average amount, calculated on a daily basis, by which the Revolving Commitment exceeded the Revolving Loan during the prior Month.

(d) Non-Utilization Fee (Acquisition Commitment). During the Acquisition Period, the Borrowers shall pay to the Agent for the account of the Acquisition Lender on the first Business Day of each Month in arrears and on the Maturity Date a fee (the “Non-Utilization Fee (Acquisition Commitment)”) equal to 0.50% per annum on the average amount, calculated on a daily basis, by which the Acquisition Commitment exceeded the Acquisition Loan during the prior Month.

(e) Collateral Tracking Fee. The Borrowers shall pay to the Agent for the Account of the Lender the Collateral Tracking Fee on the first Business Day of each Month.

(f) Facility Fee (Revolving Loan). The Borrowers shall pay a facility fee (collectively, the “Facility Fee (Revolving Loan)”) in immediately available funds to the Program Manager in the following installments: (i) on or prior to the Initial Funding Date, a Revolving Loan facility fee of $96,000 (i.e., an amount equal to $60,000 plus 1.00% of the Revolving Commitment on the Initial Funding Date), (ii) on December 31, 2006, a Revolving Loan facility fee equal to $9,000 (i.e., an amount equal to 0.25% of the Revolving Commitment on the Initial Funding Date), (iii) on December 31, 2007, a Revolving Loan facility fee equal to $9,000 (i.e., an amount equal to 0.25% of the Revolving Commitment on the Initial Funding Date), and (iv) on December 31, 2008, a Revolving Loan facility fee equal to $9,000 (i.e., an amount equal to 0.25% of the Revolving Commitment on the Initial Funding Date). Upon the acceleration of the Revolving Loan prior to the Scheduled Maturity Date, all of the remaining unpaid installments of the Facility Fee (Revolving Loan) shall become due and payable.

(g) Facility Fee (Acquisition Loan). The Borrowers shall pay a facility fee (collectively, the “Facility Fee (Acquisition Loan)”) in immediately available funds to the Program Manager in the following installments: (i) on or prior to the Initial Funding Date, a Acquisition Loan facility fee of $60,000 (i.e., an amount equal to $40,000 plus 1.00% of the Acquisition Commitment on the Initial Funding Date), (ii) on December 31, 2006, a Acquisition Loan facility fee equal to $5,000 (i.e., an amount equal to 0.25% of the Acquisition Commitment on the Initial Funding Date), (iii) on December 31, 2007, a Acquisition Loan facility fee equal to $5,000 (i.e., an amount equal to 0.25% of the Acquisition Commitment on the Initial Funding Date), and (iv) on December 31, 2008, a Acquisition Loan facility fee equal to $5,000 (i.e., an amount equal to 0.25% of the Acquisition Commitment on the Initial Funding Date). Upon the acceleration of the Acquisition Loan prior to the Scheduled Maturity Date, all of the remaining unpaid installments of the Facility Fee (Acquisition Loan) shall become due and payable.

§ 1.06. Voluntary Prepayments of Revolving Loan. The Borrowers may on any Funding Date prepay, in whole or in part, the outstanding principal amount of the Revolving Loan; provided, however, that, with the exception of prepayments from Collections made in accordance with the provisions of Section 3.02, the Borrower Representative shall provide the Agent with at least two weeks’ prior Written Notice to the extent such prepayment shall be more than $1,500,000 of the then outstanding principal amount of the Revolving Loan.

§ 1.07. Computation of Interest; Payment of Fees. (a) Interest on the Loans and fees and other amounts calculated by the Agent on the basis of a rate per annum shall be computed on the basis of actual days elapsed over a 360-day year.

(b) Whenever any payment to be made hereunder or under any other Document shall be stated to be due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest on such payment.

(c) For the purpose of calculating interest and the Collateral Tracking Fee hereunder, including pursuant to clause THIRD of Section 3.02, Collections shall be deemed applied hereunder only following a five Business Day clearance period applied thereto.

(d) All fees owed by the Borrowers under this Agreement shall be fully-earned and, except as expressly provided in Section 1.01(b)(ii) of this Agreement, non-refundable, upon payment.

§ 1.08. Procedures for Payment. (a) Each payment hereunder and under the other Documents shall be made not later than 11:00 a.m. (New York City time) on the day when due in lawful money of the United States of America to the Agent for the account of the applicable Lender without counterclaim, defense, offset, claim or recoupment of any kind and free and clear of, and without deduction for, any present or future withholding or other taxes, duties or charges of any nature imposed on such payments or prepayments by or on behalf of any Governmental Entity thereof or therein, except for Excluded Taxes (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If any such Taxes are so levied or imposed on any payment hereunder, the Borrowers will make additional payments in such amounts as may be necessary so that the net amount received by the Agent, after withholding or deduction for or on account of all Taxes, including deductions applicable to additional sums payable under this Section 1.08, will be equal to the amount provided for herein or the other Documents. Whenever any Taxes are payable by the Borrowers with respect to any payments hereunder, the Borrowers shall furnish promptly to the Agent information, including certified copies of official receipts (to the extent that the relevant governmental authority delivers such receipts), evidencing payment of any such Taxes so withheld or deducted. If the Borrowers fail to pay any such Taxes when due to the appropriate taxing authority or fail to remit to the Agent the required information evidencing payment of any such Taxes so withheld or deducted, the Borrowers shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or the Lenders as a result of any such failure.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers agree to pay any present or future stamp or documentary taxes, any intangibles tax or any other sales, excise or property taxes, charges or similar levies now or hereafter assessed that arise from and are attributable to any payment made hereunder or from the execution, delivery of, or otherwise with respect to, this Agreement or any other Documents and any and all recording fees relating to any Documents securing any Lender Debt (“Other Taxes”).

(c) The Borrowers shall indemnify the Lenders for the full amount of any and all Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.08) paid or payable by such Lender or Lenders (whether or not such Taxes or Other Taxes were correctly or legally asserted) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Indemnification payments due under this Section 1.08 shall be made within 10 days from the date the Lender makes written demand therefor.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 1.08 shall survive the payment in full of principal and interest hereunder.

§ 1.09. Indemnities. (a) The Borrowers hereby agree to indemnify the Agent and the Lenders on demand against any loss or expense which the Agent, any Affiliate of the Agent, the Lenders or a branch or an Affiliate of the Lenders may sustain or incur as a consequence of: (i) any default in payment or prepayment of the principal amount of any of the Loans or any portion thereof made to it or any portion thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of payment or prepayment, or otherwise); (ii) the effect of the occurrence of any Event of Default upon any of the Loans or any portion thereof made to it; (iii) the payment or prepayment of the principal amount of any of the Loans or any portion thereof made to it on any day other than a Business Day; or (iv) the failure by the Borrowers to accept any of the Loans or any portion thereof after the Borrower Representative has requested such borrowing; in each case including, but not limited to, any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any portion thereof. The Agent or any Lender claiming indemnification under this Section 1.09 shall provide to the Borrowers a statement, supported when applicable by documentary evidence, explaining the amount of any such loss or expense it incurs, which statement shall be conclusive absent manifest error.

(b) The Borrowers hereby agree to indemnify and hold harmless the Agent, Lenders, the Program Manager and each of their respective Affiliates, directors, officers, agents, representatives, counsel and employees and each other Person, if any, controlling them or any of its Affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Exchange Act (each, an “Indemnified Party”), from and against any and all losses, claims, damages, costs and expenses (including reasonable counsel fees and disbursements) and liabilities which may be incurred by or asserted against such Indemnified Party with respect to or arising out of the commitments hereunder to make any Loan, or the financings contemplated hereby, the other Documents, the Collateral (including, without limitation, the use thereof by any of such Persons or any other Person, the exercise by any Indemnified Party of rights and remedies or any power of attorney with respect thereto, and any action or inaction of any Indemnified Party under and in accordance with any Documents), the use of proceeds of any financial accommodations provided, hereunder, any investigation, litigation or other proceeding (brought or threatened) relating thereto, or the role of any such Person or Persons in connection with the foregoing whether or not they or any other Indemnified Party is named as a party to any legal action or proceeding (“Claims”). The Borrowers will not, however, be responsible to any Indemnified Party hereunder for any Claims to the extent that a court having jurisdiction shall have determined by a final nonappealable judgment that any such Claim shall have arisen out of or resulted solely from (a) (i) actions taken or omitted to be taken by such Indemnified Party by reason of the bad faith, willful misconduct or gross negligence of any Indemnified Party, or (ii) in violation of any law or regulation applicable to such Indemnified Party (except to the extent that such violation is attributable to any breach of any representation, warranty or agreement by or on behalf of the Borrowers, the Borrower Representative or any of its respective designees), in each case, as determined by a final nonappealable decision of a court of competent jurisdiction), or (b) a successful claim by the Borrowers against such Indemnified Party (“Excluded Claims”). Further, should any employee of the Agent or any Lender, in connection with such employee’s employment, be involved in any legal action or proceeding in connection with the transactions contemplated hereby (other than relating to an Excluded Claim), the Borrowers hereby agree to pay to the Agent or such Lender, as applicable, such reasonable per diem compensation as the Agent or Lender, as applicable, shall request for each employee for each day or portion thereof that such employee is involved in preparation and testimony pertaining to any such legal action or proceeding. The Indemnified Party shall give the Borrower Representative prompt Written Notice of any Claim setting forth a description of those elements of the Claim of which such Indemnified Party has knowledge. Each Indemnified Party shall be permitted hereunder to select counsel to defend such Claim at the expense of the Borrowers and, if such Indemnified Party shall decide to do so, then all such Indemnified Parties shall select the same counsel to defend such Indemnified Parties with respect to such Claim; provided, however, that if any such Indemnified Party shall in its reasonable opinion consider that the retention of one joint counsel as aforesaid shall result in a conflict of interest, such Indemnified Party may, at the expense of the Borrowers, select its own counsel to defend such Indemnified Party with respect to such Claim. The Indemnified Parties and the Borrowers and their respective counsel shall cooperate with each other in all reasonable respects in any investigation, trial and defense of any such Claim and any appeal arising therefrom.

§ 1.10. Telephonic Notice. Without in any way limiting the Borrower Representative’s obligation to confirm in writing any telephonic notice of a borrowing, the Agent and each Lender may act without liability upon the basis of telephonic notice believed by the Agent or such Lender in good faith to be from an Authorized Officer or any other authorized representative of the Borrower Representative prior to receipt of written confirmation.

§ 1.11. Maximum Interest. (a) No provision of this Agreement shall require the payment to the Agent for the account of the Lenders or permit the collection by the Agent for the account of the Lenders of interest in excess of the maximum rate of interest from time to time permitted (after taking into account all consideration which constitutes interest) by laws applicable to the Lender Debt and binding on the Lender (such maximum rate being the “Maximum Permissible Rate”).

(b) If the amount of interest (computed without giving effect to this Section 1.11) payable on the first Business Day of each Month in respect of the preceding interest computation period would exceed the amount of interest computed in respect of such period at the Maximum Permissible Rate, the amount of interest payable to the Agent for the account of the Lenders on such date in respect of such period shall be computed at the Maximum Permissible Rate.

(c) If at any time and from time to time: (i) the amount of interest payable to the Agent for the account of the Lenders on the first Business Day of each Month shall be computed at the Maximum Permissible Rate pursuant to the preceding subsection (b); and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent for the account of the Lenders would be less than the amount of interest payable to the Agent for the account of the Lenders computed at the Maximum Permissible Rate, then the amount of interest payable to the Agent for the account of the Lenders in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the amount of interest payable to the Agent for the account of the Lenders shall equal the total amount of interest which would have been payable to the Agent for the account of the Lenders if the total amount of interest had been computed without giving effect to the preceding subsection (b).

§ 1.12. Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Advances solely for working capital and general corporate purposes and the Acquisition Advances Loans solely for acquiring Target Transmission Businesses.

ARTICLE II

PAYMENT MECHANICS

§ 2.01. Payment Mechanics. (a) On or prior to January 15, 2006, the Borrowers, the Borrower Representative, and the Agent shall have entered into Depositary Agreements with Lockbox Banks acceptable to the Agent and shall have caused the Lockbox Banks to establish the Lockboxes and the Lockbox Accounts. At all times prior to January 15, 2006, each Borrower shall (1) irrevocably authorize, direct and cause Bank of America, N.A., its depositary bank on the Initial Funding Date, to do the following with respect to its lockbox and lockbox accounts maintained with Bank of America, N.A.: (i) terminate any transfers (whether automatic or otherwise) from such lockbox account to its disbursement or any other accounts; (ii) automatically or otherwise wire transfer all amounts in such lockbox account, at the end of each Business Day, to the Collection Account, or such other bank account designated in writing by the

Agent; (iii) to the extent available, provide the Agent or any member of the Agent Group with online access to such lockbox account at any time; and (iv) to the extent available, provide that the Agent and the Agent Group shall have sole signing authority as to such lockbox account and (2) forward any Collections received by them instead of in such lockboxes on the same day to the Agent for application to the Lender Debt as provided in Article III.

(b) The Borrowers shall prepare, execute and deliver a Notice to each Customer, with copies to the Agent, (i) with respect to all Customers as of the Initial Funding Date, on or prior to the date which is forty-five (45) days after the Initial Funding Date, and (ii) with respect to all other Customers, with the first invoice sent to such Customer.

(c) Each Borrower covenants and agrees that, on and after the Initial Funding Date, all invoices (and, if provided by such Borrower, return envelopes) to be sent to Customers shall set forth only the address of a designated Lockbox as a return address for payment of Receivables by check, and only a Lockbox Account with respect to wire transfers for payment of Receivables. Each Borrower hereby further covenants and agrees to instruct and notify each of the members of its accounting and collections staff to provide identical information in communications with Customers with respect to payment of Receivables and wire transfers.

§ 2.02. Reserved.

§ 2.03. Misdirected Payments. (a) In the event that any Borrower receives a Misdirected Payment in the form of a check, such Borrower shall immediately send such check to the appropriate Lockbox. In the event that any Borrower receives a Misdirected Payment in the form of cash or wire transfer, such Borrower shall immediately wire transfer the amount of such Misdirected Payment directly into the appropriate Lockbox Account. All Misdirected Payments shall be sent promptly upon receipt thereof, and in no event later than the close of business, on the third Business Day after receipt thereof.

(b) If a Misdirected Payment in the form of a check is received by the Agent more than six days after the postmark date on the envelope enclosing a check from the Customer (or, if no such envelope is sent to the Lockbox by a Borrower, more than six days after the date of such check or wire transfer with respect thereto), then the Borrowers shall pay interest on such Misdirected Payment to the Agent for the account of the Revolving Lender from such sixth subsequent day to and including the date such check is received in the Lockbox Account, at a rate equal to the interest rate then in effect under the Loan Agreement.

(c) The Borrowers hereby agree and consent to the Agent taking such actions as are reasonably necessary to ensure that future payments from the Customer of a Misdirected Payment shall be made in accordance with the Notice previously delivered to such Customer, including, without limitation, to the maximum extent permitted by law, (i) the Agent, its assigns or designees, or any member of the Agent Group executing on the Agent’s behalf and delivering to such Customer a new Notice, and (ii) the Agent, its assigns or designees, or any member of the Agent Group contacting such Customer by telephone to confirm the instructions previously set forth in the Notice to such Customer. Upon the Agent’s request, each Borrower shall promptly (and in any event, within two Business Days from such request) take such similar actions as the Lender may request.

(d) The Borrowers shall take such actions as are reasonably necessary or as are reasonably requested by the Agent to ensure that future payments from any Customer of a Misdirected Payment shall be made in accordance with any Notice previously delivered to such Customer or, in the case of any Person which is a Customer and has not previously been sent a Notice, to a designated Lockbox, in the case of checks, or a designated Lockbox Account, in the case of wire transfers, including, without limitation, (i) delivering to such Customer a new Notice in form and substance satisfactory to the Agent, and (ii) contacting such Customer by telephone to (x) convey new directions for payment, or (y) confirm the instructions previously set forth in any Notice to such Customer. During the continuance of an Event of Default, or if any Borrower does not promptly (and in any event, within two Business Days from the Agent’s request) take such actions or such similar actions as the Agent may request, then the Agent, its assigns or designees, or any member of the Agent Group, may, to the maximum extent permitted by law, execute and deliver such Notices, contact such Customers to convey such instructions or directions, or take such similar actions as the Agent, its assigns or designees or any member of the Agent Group may, in its discretion, deem appropriate.

§ 2.04. No Rights of Withdrawal. Neither the Borrower Representative nor any Borrower shall have any rights of direction or withdrawal with respect to amounts held in the Lockbox Accounts.

ARTICLE III

COLLECTION AND DISTRIBUTION

§ 3.01. Collections on the Receivables. The Agent, for the benefit of the Lenders, shall be entitled with respect to all Collateral, (i) to receive and to hold as collateral all Receivables and all Collections on Receivables in accordance with the terms of the Depositary Agreements, (ii) to receive and hold as collateral all Additional Proceeds, and (ii) to have and to exercise any and all rights (x) to collect, record, track and, during the continuance of an Event of Default, take all actions to obtain Collections with respect to all Receivables, (y) to the extent permitted by law and in a manner consistent with all applicable laws and regulations, record, track and, during the continuance of any Event of Default, Entities and (z) to collect, record, track and, during the continuance of an Event of Default, take all action to sell, liquidate, transfer or otherwise dispose of all other Collateral in accordance with the rights accorded to a secured credit under the UCC.

§ 3.02. Distribution of Funds. On each Business Day, and provided, that (i) no Event of Default is continuing, and (ii) the Borrower Representative shall have successfully sent by Transmission to the Program Manager all information required with respect to the Receivables, and subject in all events to the terms and conditions of the Intercreditor Agreement, the Agent shall distribute any and all Aggregate Proceeds as follows: FIRST, to the Agent, for its own account, an amount in cash equal to fees and expenses that are due and payable as of such Business Day and have not otherwise previously been paid in full by the Borrowers, if any, until such amounts have been paid in full, SECOND, to the Agent (x) from the Collections, for the account of the Revolving Lender, an amount in cash equal to fees, interest and expenses that are due and payable to the Revolving Lender as of such Business Day and have not otherwise been paid in full by the Borrowers, if any, until such amounts have been paid in full, and (y) from the Additional Proceeds, if any, for the account of the Acquisition Lender, an amount in cash equal to fees, interest and expenses that are due and payable to the Acquisition Lender as of such Business Day and have not otherwise been paid in full by the Borrowers, if any, until such amounts have been paid in full; THIRD, to the Agent, from the Collections, for the account of Revolving Lender, an amount in cash equal to the Borrowing Base Deficiency, if any, until such amount is paid in full; FOURTH to the Agent from the Collections, for the account of the Acquisition Lender, an amount in cash equal to fees, interest and expenses that are due and payable to the Acquisition Lender as of such Business Day and have not otherwise been paid in full by the Borrowers, if any, until such amount is paid in full; FIFTH, to the Agent, (x) from the Collections, for the account of the Revolving Lender, an amount in cash equal to the reduction of the principal amount of the Revolving Loan, until such amount is paid in full, and (y) from the Additional Proceeds, if any, for the account of the Acquisition Lender, an amount equal to 100% of such Additional Proceeds in reduction of the principal amount of the Acquisition Loan, until such amount is paid in full; SIXTH, to the Agent, (x) from the Collections, for the account of the Revolving Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Revolving Lender on such Business Day, until such amount is paid in full, (y) from the Additional Proceeds, for the account of the Acquisition Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Acquisition Lender on such Business Day, until such amount is paid in full; SEVENTH, to the Agent (x) from the Collections, for the account of the Acquisition Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Acquisition Lender on such Business Day, until such amount is paid in full, (y) from the Additional Proceeds, for the account of the Revolving Lender on such Business Day, until such amount is paid in full; and EIGHTH, to the Borrower Representative on behalf of the Borrowers, all remaining amount of Aggregate Collections, as requested.

§ 3.03. Distribution of Funds at the Maturity Date or Upon an Event of Default. At the Maturity Date or upon the occurrence and during the continuance of an Event of Default, subject to the rights and remedies of the Agent pursuant to Section 4.02 hereof, the Agent shall distribute any and all Collections as follows: FIRST, to the Agent, an amount in cash equal to any and all accrued fees and collection costs as set forth in Sections 1.05 and 7.05, until such amount has been paid in full; SECOND, to the Agent (x) from the Collections, for the account of the Revolving Lender, an amount in cash equal to all accrued and unpaid fees, interest (at the rates established under Section 1.05) and expenses, until such amounts have been paid in full, and (y) from the Additional Proceeds, if any, for the account of the Acquisition Lender, an amount in cash equal to all accrued and unpaid fees, interest (at the rates established under Section 1.05) and expenses, until such amounts have been paid in full; THIRD, to the Agent, (x) from the Collection, for the account of the Revolving Lender, an amount in cash equal to the principal amount of the Revolving Loans then outstanding, until such amount is paid in full and (y) from the Additional proceeds, if any, for the account of the Acquisition Lender, an amount in cash equal to the principal amount of the Acquisition Loan then outstanding, until such amount if paid in full, FOURTH, to the Agent, (x) from the Collections, for the account of the Revolving Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Revolving Lender on such Business Day, until such amount is paid in full, (y) from the Additional Proceeds, for the account of the Acquisition Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Acquisition Lender on such Business Day, until such amount is paid in full; FIFTH, to the Agent (x) from the Collections, for the account of the Acquisition Lender, an amount in cash equal to the payment of any other Lender

Debt due and payable to the Acquisition Lender on such Business Day, until such amount is paid in full, (y) from the Additional Proceeds, for the account of the Revolving Lender, an amount in cash equal to the payment of any other Lender Debt due and payable to the Revolving Lender on such Business Day, until such amount is paid in full; and SIXTH, to the Borrower Representative on behalf of the Borrowers, all remaining Aggregate Collections.

§ 3.04. Allocation of Servicer Responsibilities. (a) Tracking of Collections and other transactions pertaining to the Receivables shall be administered by the Program Manager in a manner consistent with the terms of this Agreement, including, without limitation, Exhibit X hereto. The responsibilities of the Borrowers and the Borrower Representative to the Program Manager have been set forth in Exhibits X and XI hereto. Subject to clause (b) of this Section 3.04, the Borrowers and the Borrower Representative shall establish and maintain the Transmission of the Receivable Information to the Program Manager, including, without limitation, the matters described in Exhibits X and XI, and shall provide promptly to the Program Manager such other information as the Agent or the Program Manager may request from time to time.

(b) The Borrower Representative hereby agrees to perform the administration and servicing obligations set forth in Exhibit X hereto with respect to the Receivables (the “Primary Servicing Responsibilities”). The Agent may, and at the direction of the Required Lenders shall, at any time following the occurrence of an Event of Default (and shall, without requirement of notice to any party, upon an Event of Default resulting from the events described in clauses (h) (perfection on Receivables) or (i) (Bankruptcy Event) of Exhibit V hereto) appoint another Person to succeed the Borrower Representative in the performance of the Primary Servicing Responsibilities (which replacement shall be effectuated through the outplacement to a third-party collection firm obligated to use commercially reasonable efforts to maximize collections in accordance with the provisions of Article 9 of the UCC).

§ 3.05. Distributions to the Borrowers Generally. Distributions to the Borrowers on each Business Day shall be deposited in the Borrower Account.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES; COVENANTS;

EVENTS OF DEFAULT

§ 4.01. Representations and Warranties; Covenants. Each Borrower makes on the Initial Funding Date, and on each subsequent Funding Date, the representations and warranties set forth in Exhibit III hereto, and hereby agrees to perform and observe the covenants set forth in Exhibit IV hereto.

§ 4.02. Events of Default; Remedies. (a) If any Event of Default shall occur and be continuing, the Agent may, and at the direction of the Required Lenders shall, by Written Notice to the Borrower Representative, take either or both of the following actions: (x) declare the Maturity Date to have occurred, and (y) without limiting any rights hereunder and subject to applicable law, replace the Borrower Representative in its performance of any or all of the Primary Servicing Responsibilities; provided, that with respect to the Event of Default in clause (i) of Exhibit V (Bankruptcy Event), the Maturity Date shall be deemed to have occurred automatically and without notice. Upon any such declaration or designation, the Agent shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

(b) Right of Set-Off. Each Borrower hereby irrevocably authorizes and instructs the Agent to set-off the full amount of any Lender Debt due and payable against (i) any Collections, or (ii) the principal amount of any Revolving Advance or Acquisition Advance requested on or after such due date. No further notification, act or consent of any nature whatsoever is required prior to the right of the Agent to exercise such right of set-off; provided, however, a member of the Agent Group shall notify the Borrower Representative: (1) that a set-off pursuant to this Section 4.02 occurred, (2) the amount of such set-off, and (3) a description of the Lender Debt that was due and payable.

§ 4.03. Attorney-in-Fact. Each Borrower hereby irrevocably designates and appoints the Agent, the Program Manager and each other Person in the Agent Group, to the extent permitted by applicable law and regulation, as such Borrower’s attorney-in-fact, which irrevocable power of attorney is coupled with an interest, with authority, during the continuance of an Event of Default (and to the extent not prohibited under applicable law and regulations) to (i) endorse or sign such Borrower’s name to remittances, invoices, assignments, checks, drafts or other instruments or documents in respect of the Receivables, (ii) notify Customers to make payments on the Receivables directly to the Agent for the account of the Lenders, and (iii) bring suit in such Borrower’s name and settle or compromise such Receivables as the Agent or any other Person in the Agent Group may, in its discretion, deem appropriate.

ARTICLE V

SECURITY

§ 5.01. Grant of Security Interest. (a) As collateral security for the Borrowers’ joint and several obligation to pay the Lender Debt when due and payable and its indemnification obligations hereunder (which indemnification obligations also constitute Lender Debt), each Borrower hereby grants to the Agent, for the ratable benefit of each of the Lenders, a Lien on and security interest in (and to the extent such item of Collateral is of the type against which set-off may be applied, a right of set-off against) all assets of the Borrowers, including, without limitation, all of the rights, title and interest of such Borrower in and to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located or in which such Borrower now has or at any time in the future may acquire any right, title or interest:

(i) all Receivables;

(ii) all General Intangibles;

(iii) all Chattel Paper (including tangible and electronic chattel paper);

(iv) all Contracts;

(v) all Records;

(vi) all Equity Interests;

(vii) all Investment Property, including, without limitation, all securities, securities entitlements and securities accounts;

(viii) all Inventory;

(ix) all Equipment (other than Equipment owned by Transcend Services, Inc., unless and until the earlier to occur of (x) the date on which DCA has given its written consent to the inclusion of such Equipment in this clause (ix) or (y) the payment in full of the Debt owed to DCA secured by such Equipment), wherever located and whether or not affixed to any real property, and all accessions, accessories, additions, attachments, improvements, modifications and upgrades to, replacements of and substitutions for the foregoing, in each case whether now owned or existing or hereafter acquired;

(x) all Deposit Accounts (including, without limitation, each deposit account of such Borrower maintained with any bank or depository institution (including, without limitation, Bank of America, N.A.), whether now owned or existing or hereafter acquired or arising and including, each concentration account, each collateral account, each Lockbox, and each Lockbox Account, together with all funds held from time to time in each such account and all certificates and instruments from time to time representing, evidencing or deposited into any such account); and

(xi) any and all proceeds, as such term is defined in the UCC, products, rents and profits of or from any and all of the foregoing and, to the extent not otherwise included in the foregoing, (x) all payments under any insurance (whether or not the Agent is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the foregoing Collateral, (y) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the foregoing Collateral, and (z) all other amounts from time to time paid or payable under or with respect to any of the foregoing Collateral.

All of the foregoing, and all other property of the Borrowers in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the “Collateral”.

(b) Each Borrower agrees to execute, and hereby authorizes the Agent to file, one or more financing statements or continuation statements or amendments thereto or assignments thereof in respect of the Lien created pursuant to this Section 5.01 which may at any time be required or, in the opinion of the Agent, be desirable, and to do so without the signature of such Borrower where permitted by law.

(c) Borrowers agree to use their commercially reasonable efforts to obtain and deliver to the Agent (i) the written consent of DCA described in Section 5.01(a)(ix) above on or before 60 days after the Initial Funding Date and (ii) landlord waiver agreements acceptable to the Agent in all respects with respect to their two main leased locations in Georgia and Florida where Equipment is located on or before the date which is 30 days after the Initial Funding Date. Upon receipt of the DCA consent described in Section 5.01(a)(ix) above, Borrowers authorize the Agent to file financing statements against Transcend Services, Inc., with respect to such Equipment.

ARTICLE VI

AGENT

§ 6.01. Appointment. Each of the Lenders hereby irrevocably appoints HFG Healthco-4 LLC as its Agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Documents, together with such actions and powers as are reasonably incidental thereto.

§ 6.02. Actions by Agent. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Documents, for the ratable benefit and obligation of the Lenders. Each Lender agrees that any action taken by the Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Documents, and the exercise by the Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

§ 6.03. Rights as Lender. Each Person serving as the Agent hereunder and under the other Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and each such Person and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

§ 6.04. No Duties by Agent. The Agent shall not have any duties or obligations except those expressly set forth herein or in the other Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrowers or any Guarantor that is communicated to or obtained by such Person serving as the Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own gross negligence or wilful misconduct. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrowers or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Exhibit II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

§ 6.05. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the statements of any such counsel, accountants or experts.

§ 6.06. Agent Representatives. The Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through the Agent Group. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Agent Group and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

§ 6.07. Collateral Matters. As part of and in connection with the appointment of the Agent contained herein, each Lender hereby irrevocably appoints the Agent and any member of the Agent Group, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Lender and in the name of such Lender or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuance of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Lender hereby gives the Agent the power and right, on behalf of such Lender, without notice to or assent by such Lender, to do any or all of the following:

(a) with respect to Receivables, (i) demand payment of the Receivables; (ii) enforce payments of the Receivables by legal proceedings or otherwise; (iii) exercise all of its rights and remedies with respect to proceedings brought to collect the Receivables; (iv) sell or assign the Receivables upon such terms, for such amount and at such times as the Agent deems advisable; (v) settle, adjust, compromise, extend or renew any of the Receivables; (vi) discharge and release any of the Receivables; (vii) prepare, file and sign such Lender’s name on any proof of claim in bankruptcy or other similar document against any obligor of any of the Receivables; (viii) notify the post office authorities to change the address for delivery of such Lender’s mail to an address designated by the Agent, and open and dispose of all mail addressed to such Lender; (ix) endorse such Lender’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables or any goods pertaining thereto; and (x) endorse such Lender’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables or any goods pertaining thereto;

(b) in the case of any intellectual property Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Lenders’ security interest in such intellectual property Collateral and the goodwill and general intangibles of such Lender relating thereto or represented thereby;

(c) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(d) with respect to the release of Collateral, release any Lien granted to or held by the Agent upon any property covered by this Agreement or the other Documents (i) upon termination or expiration of the Revolving Commitment or Acquisition Commitment, the payment and satisfaction of all Lender Debt; or (ii) constituting property being sold or disposed of in compliance with the provisions of the Documents (and the Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Documents, without further inquiry); provided, however, that (x) the Agent shall not be required to execute any release on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the property covered by the Documents;

(e) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Lender with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (vii) notify, or require any Lender to notify, Customers to make payment directly to the Agent and change the post office box number or other address to which the Customers make payments; (viii) assign any intellectual property Collateral (along with the goodwill of the business to which any such intellectual property Collateral pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (ix) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Lender’s expense, at any time, or from time to time, all acts and things that the Agent deems necessary to protect, preserve or realize upon the Collateral and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Lender might do; and

(f) Each Lender hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest. Each Lender further agrees that the disposition of proceeds of the Collateral by the Agent for the benefit of the Lenders shall be further subject to the provisions of the Intercreditor Agreement.

§ 6.08. Bailee for Perfection. With respect to perfecting security interests in Collateral which, in accordance with any applicable law, can be perfected only by possession, each Lender hereby appoints each other Lender its agent for the purpose of perfecting such interest. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent, and, promptly upon the Agent’s request, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Document or to realize upon any Collateral for the Lender Debt, it being understood and agreed that such rights and remedies may be exercised only by or with the approval of the Agent.

§ 6.09. Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of its appointment as the Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 1.09 shall continue in effect for the benefit of such retiring Agent, its sub-agents and the Agent Group in respect of any actions taken or omitted to be taken by any of them while it was acting as the Agent.

§ 6.10. Independent Investigation. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any Related Party thereof or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

§ 6.11. Indemnity and Expenses. Each Lender agrees to jointly and severally indemnify and hold harmless the Agent (and any sub-agent thereof) and each of the Agent Group (each such Person being called an “Agent Indemnitee”) against, and hold each harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the fees, charges and disbursements of any counsel for any Agent Indemnitee) incurred by any Agent Indemnitee or asserted against any Agent Indemnitee by a third party or by the Borrowers or any Affiliate thereof arising out of, in connection with, or as a result of, this Agreement and the other Documents (including enforcement of this Agreement and other Documents; provided that such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities and related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or (b) result from a claim brought by a Borrower or Affiliate of a Borrower against an Agent Indemnitee for breach in bad faith of such Agent Indemnitee’s obligations hereunder or under any other Document, if such Borrower or Affiliate thereof has obtained a final and nonappealable judgment in its favor of such claim as determined by a court of competent jurisdiction. All Agent Indemnitees shall use a single counsel for related claims in each applicable jurisdiction; provided, however, an Agent Indemnitee shall have a right to employ separate counsel, and the Lenders shall bear the reasonable fees, costs and expenses of such separate counsel, if (w) the use of counsel chosen by the other Agent Indemnitees to represent the Agent Indemnitees would present such counsel with a conflict of interest, (x) such Agent Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other Agent Indemnitees, (y) such Agent Indemnitee shall have reasonably concluded that it otherwise has divergent interests from the other Agent Indemnitees or (z) any Borrower, any Affiliate thereof or any Lender shall authorize in writing such Agent Indemnitee to employ separate counsel at the Lenders’ expense. To the extent not paid by the Borrower, each Lender will upon demand pay to the Agent its pro rata share of the amount of any and all reasonable expenses, including the reasonable fees and disbursements of any experts and agents, which the Agent may incur in connection with the following:

(i) the administration of this Agreement and the other Documents;

(ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;

(iii) the exercise or enforcement of any of the rights of the Agent or the Lenders hereunder; or

(iv) the failure by any Lender to perform or observe any of the provisions hereof.

The agreements in this Section 6.11 shall survive the termination of the Revolving Commitment and the repayment, satisfaction or discharge of the other Lender Debt.

ARTICLE VII

MISCELLANEOUS

§ 7.01. Amendments, etc. (a) No amendment or waiver of any provision of this Agreement or consent to any departure therefrom by a party hereto shall be effective unless in a writing signed by the Agent, the Lenders and the Borrowers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent, the Lenders, the Borrower Representative or any Borrower to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(b) The parties hereto agree to make any change, modification or amendment to this Agreement as may be requested by Fitch Ratings, Moody’s Investors Service, Inc. or any other rating agency then rating the receivables financing program of the Agent, so long as any such change, modification or amendment does not materially adversely affect any party hereto.

§ 7.02. Notices, etc. (a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which may include facsimile communication) and shall be faxed or delivered, (i) to the Agent or Lenders (each of which hereby agrees that notices to or for its benefit may be delivered to the Program Manager and such delivery to the Program Manager shall be deemed received by it), at its address set forth under its name on Schedule I hereto or at such other address as shall be designated by such party in a Written Notice to the other parties hereto, (ii) to the Borrowers (and the Borrowers hereby agree that notices to or for their benefit may be delivered to the Borrower Representative and such delivery to the Borrower Representative shall be deemed received by the Borrowers), at its address set forth under its name on Schedule I hereto or at such other address as shall be designated by such party in a Written Notice to the other parties hereto and (iii) to the Program Manager at the addresses set forth on Schedule I hereto or at such other address as shall be designated by such party in a Written Notice to the other parties hereto, as such schedule may be amended from time to time by the Lender. Written Notices and communications by facsimile shall be effective when sent (and shall be immediately followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.

(b) Notwithstanding any provision in this Agreement to the contrary, until the Agent gives the Borrowers Written Notice to the contrary, any requirement contained in this Agreement that any Borrower or the Borrower Representative give Written Notice to any Lender shall be satisfied upon such Borrower or the Borrower Representative giving such Written Notice to the Agent in lieu thereof.

§ 7.03. Assignability. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

(b) No Borrower may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

§ 7.04. Further Assurances. The Borrowers shall, at their cost and expense, upon the request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement.

§ 7.05. Costs and Expenses; Collection Costs. (a) The Borrowers agree to pay on demand (i) all reasonable non-legal costs and expenses of any member of the Agent Group in connection with the preparation, execution and delivery of this Agreement and the Documents; (ii) the reasonable fees and expenses of counsels for any member of the Agent Group in connection with this transaction; and (iii) all reasonable costs and out-of-pocket expenses, if any (including reasonable counsel fees and expenses), of any member of the Agent Group in connection with any waiver, modification, supplement or amendment hereto, or the enforcement of this Agreement. The Borrowers further agree to pay on the Initial Funding Date and thereafter on demand (a) all reasonable costs and expenses incurred by the Agent and the Lenders or their agents in connection with periodic audits of the Receivables, (b) all reasonable costs and expenses incurred by the Program Manager to accommodate any significant coding or data system changes made by the Borrower Representative or the Borrowers that would affect the transmission or interpretation of data received through the interface, (c) all reasonable costs and expenses incurred by the Agent and the Lenders for additional time and material expenses of the Program Manager resulting from a lack of either cooperation or responsiveness of the Borrower Representative or the Borrowers to agreed-upon protocol and schedules with the Program Manager; provided, that the Borrower Representative has been informed of the alleged lack of cooperation or responsiveness and has been provided the opportunity to correct such problems, and (d) all successor and substitute servicing costs.

(b) In the event that the Agent or any Lender shall retain an attorney or attorneys to collect, enforce, protect, maintain, preserve or foreclose its interests with respect to this Agreement, any other Documents, any Lender Debt, any Receivable or the Lien on any Collateral or any other security for the Lender Debt or under any instrument or document delivered pursuant to this Agreement, or in connection with any Lender Debt, the Borrowers shall pay all of the out-of-pocket costs and expenses of such collection, enforcement, protection, maintenance, preservation or foreclosure, including attorneys’ fees, which amounts shall be part of the Lender Debt, and the Agent and the Lenders may take judgment for all such amounts. The attorney’s fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel in any way or with respect to or arising out of or in connection with or relating to any of the events or actions described in this Section 7.05 shall be payable by the Borrowers to the Agent and the Lenders on demand (with interest accruing from the earlier of two Business Days following (i) the date of such demand and (ii) the date any Borrower became aware of the incurrence of such cost), and shall be additional obligations under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include the following: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants’ fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; telecopier charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

(c) So long as no Event of Default has occurred and is continuing, the Borrowers shall not be required by this Section 7.05 to pay the non-legal costs and expenses or the fees and expenses of counsel or other legal costs and expenses of any member of the Agent Group or any Lender to the extent that the Borrowers shall have paid such non-legal costs and expenses or fees or the expenses of counsel or other legal costs and expenses of another member of the Agent Group or another Lender incurred for substantially the same services.

§ 7.06. Confidentiality. (a) Each Borrower, the Agent and each Lender hereby acknowledges that this Agreement and the other Documents (including, without limitation, any information relating to any Borrower or any member of the Agent Group) contain confidential and proprietary information. Unless otherwise required by applicable law, each Borrower, the Agent and each Lender each hereby agrees to maintain the confidentiality of this Agreement (and all drafts, memos and other documents delivered in connection therewith including, without limitation, any information relating to any Borrower or any member of the Agent Group delivered hereunder before or after the Initial Funding Date) in communications with third parties and otherwise and to take all reasonable actions to prevent the unauthorized use or disclosure of and to protect the confidentiality of such confidential information; provided, that such confidential information may be disclosed (in accordance with applicable laws) to (i) the Borrowers’ legal counsel, accountants and investors, (ii) each member of the Agent Group, investors in and creditors of the Agent and the Lenders, appropriate rating agencies with respect to the Lenders, and each of their respective legal counsel and auditors provided that no such disclosure shall be made to any such Person unless such Person shall have agreed to maintain the confidentiality of the confidential information in accordance with the terms of this Section 7.06, (iii) any Person, if such information otherwise becomes available to such Person or publicly available through no fault of any party governed by this Section 7.06, (iv) any Governmental Entity requesting such information, and (v) any other Person with the written consent of the other party, which consent shall not be unreasonably withheld, and provided further that no Borrower shall disclose such confidential information to any financial adviser, except with the consent of the Agent.

(b) The Borrowers understand and agree that the Agent, the Lenders or the Agent Group may suffer irreparable harm if any Borrower breaches its obligations under Section 7.06(a) and that monetary damages shall be inadequate to compensate the Agent or the Lenders for such breach. Accordingly, the Borrowers agree that, in the event of a breach by any Borrower of Section 7.06(a), the Agent and the Lenders (or the applicable member of the Agent Group, as the case may be), in addition and not in limitation of its rights and remedies under law, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction to prevent or restrain any such breach.

(c) The Agent and the Lenders understand and acknowledge that the Borrowers are or may be a party to one or more agreements with others, which agreements restrict the ability of the Borrowers to use or disclose certain confidential health information and that, as a result, such information may not be disclosable under the terms of this Agreement.

(d) The Agent hereby agrees to, and shall take reasonable steps to cause each member of the Agent Group to, comply with all applicable laws (including the provisions set forth in the Service Provider Agreement) regarding confidential patient information, if any, it receives in connection with the transactions described in this Agreement.

§ 7.07. Term and Termination; Early Termination Fee. (a) This Agreement shall have an initial term commencing on the Initial Funding Date and expiring on December 31, 2009 (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for annual successive terms (each, a “Renewal Term”) commencing on the first day following the Initial Term or a Renewal Term, as the case may be, and expiring on the date twelve Months thereafter, unless the Required Lenders or the Borrower Representative provides Written Notice not less than 120 days prior to the expiration of the Initial Term or a Renewal Term, as the case may be, that such Person does not intend to extend the term of this Agreement; provided, however, that (i) the Acquisition Loan shall not be subject to any such extension except by written amendment to this Agreement executed by the Acquisition Lender and absent any such amendment, subject to acceleration of the Maturity Date, and the Outstanding Balance of the Acquisition Loan shall be due and payable in full on the last day of the Initial Term and (ii) if an Event of Default shall have occurred and be continuing at the end of the Initial Term or a Renewal Term, as the case may be, this Agreement will not automatically be extended without the prior written consent of the Required Lenders. The Borrowers shall pay to the Agent, on the first day of each Renewal Term, (i) a fee equal to 0.50% of the Revolving Commitment then in effect for the account of the Revolving Lender and (ii) a fee equal to 0.50% of any amount of the Acquisition Loan then in effect for the account of the Acquisition Lender.

(b) The obligations of the Lenders under this Agreement shall continue in full force and effect from the Initial Funding Date until the Maturity Date. Upon the termination of the Revolving Commitment and the Acquisition Commitment and the payment in full of all Lender Debt, the Agent shall take all actions and deliver all assignments, certificates, releases, notices and other documents, at the Borrowers’ expense, as the Borrower Representative may reasonably request to effect such termination.

(c) If the Loans are reduced or terminated or the Loans become due and payable prior to the scheduled end of the Initial Term or Renewal Term (including by reason of an Event of Default), the Borrowers shall pay to the Agent for the account of the Lenders the Early Termination Fee.

(d) The termination of this Agreement shall not affect any rights of the Agent or Lenders or any obligations of the Borrower Representative or any Borrower arising on or prior to the effective date of such termination, and the Borrowers’ duties and obligations hereunder shall continue to be fully operative until all Lender Debt incurred on or prior to such termination has been paid and performed in full.

(e) Upon the giving of notice of a Default or an Event of Default under this Agreement, unless otherwise expressly stated in such notice, all Lender Debt shall become immediately due and payable and all commitments and obligations of the Lenders shall be terminated.

(f) The Liens and rights granted to the Agent for the benefit of the Lenders hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Lender Debt has been indefeasibly paid in full in cash. Upon the (i) the termination of all commitments and obligations of the Lenders, and (ii) the indefeasible payment in full of all Lender Debt in cash, the Agent shall, at the Borrowers’ sole cost and expense, execute and deliver such documents as the Borrower Representative shall reasonably request to evidence such termination.

(g) All indemnities representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof unless otherwise provided.

(h) Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Lender Debt, any Lender is for any reason compelled to surrender such payment to any Person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force (except that each of the Revolving Commitment and the Acquisition Commitment shall have been terminated), and the Borrowers shall be liable to, and shall indemnify and hold the Lenders harmless for the amount of such payment surrendered until the Lenders shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

§ 7.08. No Liability of Agent or Lenders. (a) Neither this Agreement nor any document executed in connection herewith shall constitute an assumption by Agent or the Lenders of any obligation to any Customer or any customer of the Borrowers.

(b) Notwithstanding any other provision herein, no recourse under any obligation, covenant, agreement or instrument of the Agent or Lenders contained herein or with respect hereto shall be had against any Related Person whether arising by breach of contract, or otherwise at law or in equity (including any claim in tort), whether express or implied, it being understood that the agreements and other obligations of the Agent or Lenders herein and with respect hereto are solely its corporate obligations; provided, however, nothing herein above shall operate as a release of any liability which may arise as a result of such Related Person’s gross negligence or willful misconduct. The provisions of this Section 7.08 shall survive the termination of this Agreement.

§ 7.09. Joint and Several Liability; Designation and Appointment of Borrower Representative. (a) Each Borrower agrees that each reference to “the Borrowers” in this Agreement shall be deemed to refer to each such Borrower, jointly and severally with the other Borrowers. Each Borrower (i) shall be jointly and severally liable for the obligations, duties and covenants of each other such Borrower under this Agreement and the acts and omissions of each other such Borrower including, without limitation, under Article VI hereof, and (ii) jointly and severally makes each representation and warranty for itself and each other such Borrower under this Agreement. Notwithstanding the foregoing, if, in any action to enforce the Lender Debt against any Borrower or any proceeding to allow or adjudicate a claim hereunder, a court of competent jurisdiction determines that enforcement of the joint and several obligations of all of the Borrowers against such Borrower for the full amount of the Lender Debt is not lawful under, or would be subject to avoidance under Section 548 of the United States Bankruptcy Code or any applicable provision of Federal or state law, the liability of such Borrower hereunder shall be limited to the maximum amount lawful and not subject to avoidance under such law.

(b) Each Borrower hereby irrevocably designates and appoints Transcend Services, Inc., as its exclusive representative under this Agreement (the “Borrower Representative”) to deliver and receive all notices and Written Notices on behalf of such Borrower and to receive on behalf of such Borrower and distribute all distributions of the Borrowers in accordance with the respective interests of the Borrowers and to take such other actions as are set forth in this Agreement. Each Borrower hereby unconditionally releases the Agent, the Lenders, the Program Manager and any member of the Agent Group with respect to any claims, obligations or duties that such Persons may otherwise have been deemed to possess absent the designation and appointment contained in this Section 7.09(b).

§ 7.10. Entire Agreement; Severability. (a) This Agreement, including all exhibits and schedules hereto, the Documents and the other documents referred to herein, embody the entire agreement and understanding of the parties concerning the subject matter contained herein. This Agreement supersedes any and all prior agreements and understandings between the parties, whether written or oral.

(b) If any provision of this Agreement shall be declared invalid or unenforceable, the parties hereto agree that the remaining provisions of this Agreement shall continue in full force and effect.

§ 7.11. GOVERNING LAW. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES RELATED THERETO, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

§ 7.12. WAIVER OF JURY TRIAL, JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER RELATED TO THIS AGREEMENT, AND HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK CITY, NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE PARTIES HERETO AT THEIR ADDRESSES SET FORTH ON SCHEDULE I HERETO. THE PARTIES HERETO SHALL APPEAR IN ANSWER TO SUCH SUMMONS, COMPLAINT OR OTHER PROCESS WITHIN THE TIME PRESCRIBED BY LAW, FAILING WHICH THE PARTY FAILING TO SO APPEAR SHALL BE DEEMED IN DEFAULT AND JUDGMENT MAY BE ENTERED BY THE OTHER PARTY FOR THE AMOUNT OF THE CLAIM AND OTHER RELIEF REQUESTED THEREIN.

§ 7.13. Execution in Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

§ 7.14. No Proceedings. The Borrower Representative and each Borrower hereby agrees that it will not institute against the Agent or any of the Lenders any proceeding of the type referred to in clause (i) of Exhibit V (Bankruptcy Event) so long as any senior indebtedness issued by the Lenders shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such senior indebtedness shall have been outstanding.

§ 7.15. Confidentiality and Notices. The Borrower Representative and each Borrower hereby grants the Program Manager the right to place one or more advertisements in newspapers and journals, on its website and in other materials distributed by the Agent Group (all, at its own expense) that recites the transaction, the amount of the transaction and utilizes the corporate logo of the Borrowers and the Borrower Representative.

§ 7.16. Accounting Information. The Borrower Representative and each Borrower hereby authorizes the Agent, the Lenders and the Program Manager, subject to the confidentiality provisions of Section 7.06(a)(iii), to discuss the financial condition of the Borrowers with their independent public accountants and agrees that such discussion or communication shall be without liability to the Agent, the Lenders, the Program Manager or the independent public accountants.

§ 7.17. Addition and Removal of Borrowers. Subject to satisfaction of the conditions set forth below and any other conditions required by the Agent or the Lenders and the Program Manager, upon 30-days’ prior Written Notice from time to time from the Borrower Representative, the Agent and each of the Lenders hereby agrees to the adding of other Persons who are wholly-owned by the Parent designated by the Borrower Representative as additional Borrowers hereunder (each such event, an “Addition”):

(i) the Agent and the Required Lenders shall have agreed in writing to such Addition;

(ii) no Event of Default is existing and the proposed Addition shall not cause, or shall not reasonably be expected to cause, an Event of Default;

(iii) as of the effective date of such Addition, the conditions precedent applicable to such Person proposed as a Borrower as set forth in Exhibit II hereto shall have been fulfilled;

(iv) as of the effective date of such Addition, the representations and warranties set forth in Exhibit III hereto applicable to such Person proposed as a Borrower shall be true and correct;

(v) the Agent and Program Manager shall have received evidence that all computer linkups and interfaces necessary or desirable, in the judgment of the Agent and Program Manager, to effectuate the transactions and information transfers under this Agreement with respect to the Addition, are fully operational to the reasonable satisfaction of the Agent and Program Manager and the Program Manager shall have received an interface fee for each additional computer interface;

(vi) such Person proposed as a Borrower shall execute such agreements, instruments and documents as the Agent (or its assignees) may reasonably request, in form and substance satisfactory to the Agent and Program Manager to effectuate the Addition, including without limitation (x) the appropriate subscription agreement in the form of Exhibit XIV attached hereto (the “Subscription Agreement”) to this Agreement whereby such Person agrees to be bound by the terms of this Agreement, (y) financing statements covering the Receivables that such Person may sell or contribute to the Revolving Lender and (z) financing statements covering the Collateral in which such Person will grant a security interest pursuant to Section 5.01(a); and

(vii) the Agent, the Lenders and their assigns shall have been provided with such information (whether financial or otherwise), documents or opinions as they may reasonably request, subject to the confidentiality provisions of Section 7.06.

Upon the effectiveness of any Addition, Schedule I hereto shall be deemed amended to add the name of the applicable Person.

§ 7.18. USA PATRIOT ACT. The Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and addresses of the Borrowers and other information that will allow the Agent and the Lenders to identify the Borrowers in accordance with the Act.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TRANSCEND SERVICES, INC. as Borrower and Borrower Representative		MEDICAL DICTATION, INC. as Borrower

By:	/s/ Larry G. Gerdes	By:	/s/ Larry G. Gerdes
Name:	Larry G. Gerdes	Name:	Larry G. Gerdes
Title:	Chief Executive Officer	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGENT:

HFG HEALTHCO-4 LLC

By:	HFG HEALTHCO-4, INC., A MEMBER

By:	/s/ Mary L. Brady
Name:	Mary L. Brady
Title:	Vice President

REVOLVING LENDER:

HFG HEALTHCO-4 LLC

By:	HFG HEALTHCO-4, INC., A MEMBER

By:	/s/ Mary L. Brady
Name:	Mary L. Brady
Title:	Vice President

ACQUISITION LENDER:

HFG HEALTHCO-6 LLC

By:	/s/ Robert D. Lynch
Name:
Title:

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits and Schedules), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable Turnover” means, at any date for the 12-Month period then most recently ended, the quotient obtained by dividing (i) aggregate gross revenue of the Borrowers for the 12-Month period then ended, by (ii) aggregate Receivables of the Borrowers as of such date.

“Accrued Amounts” means, as at any date, the aggregate amount of accrued but unpaid (whether or not due and payable) (a) interest, and (b) Non-Utilization Fees, (c) Facility Fees and (d) Collateral Tracking Fees.

“Acquisition Period” means period from the Initial Funding Date through the earliest of (a) December 30, 2007, (b) the occurrence of an Event of Default in clause (l) of Exhibit V (Material Adverse Effect), (c) the declaration of the Maturity Date in accordance with Section 4.02 and (d) cancellation of the Acquisition Commitment by the Borrowers under Section 1.01(b)(ii).

“Acquisition Advance Limit” means an amount not to exceed the lesser of (x) the cash purchase price paid for a Transcription Business or (y) two (2) times the TTM Transcription Business EBITDA, which calculation shall be subject to Agent’s approval and satisfaction.

“Acquisition Advance Limit Certificate” means a certificate signed by the Borrower Representative, substantially in the form set forth in Exhibit VII-C hereto, which shall demonstrate that the requested Acquisition Advance does not exceed the relevant Acquisition Advance Limit, in form and substance satisfactory to the Agent and the Program Manager.

“Acquisition Agreement” means each agreement and all exhibits, annexes, and schedules thereto, whether for the purchase of stock or assets, whereby a Target Transcription Business is to be acquired by the Parent either through the acquisition of (i) all or substantially all of the assets of a Transcription Business or (ii) 100% of the issued and outstanding equity of a Person owning a Transcription Business.

“Acquisition Documents” means collectively an Acquisition Agreement and any and all other agreements, documents or instruments, previously, now or hereafter executed and delivered by the Parent, the Seller, or any other Person in connection therewith.

“Acquisition Transaction” means each transaction for the purchase a Target Transcription Business, either through the acquisition of (i) all or substantially all of the assets of a Transcription Business or (ii) 100% of the issued and outstanding equity of a Person owning a Transcription Business, in accordance with the terms of an Acquisition Agreement and the related Acquisition Documents.

“Additional Proceeds” means all proceeds actually received by the Agent or any Lender with respect to all Collateral other than the Receivables and Collections with respect thereto, including with respect to the sale of disposition thereof, including, without limitation, all insurance proceeds payable with respect thereto.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble hereto.

“Agent Group” means (i) the Agent and the Program Manager, and (ii) the Agent’s agents and delegates identified from time to time to effectuate this Agreement.

“Aggregate Proceeds” means, as of any Business Day, all cash Collections in the Collection Account, and all Additional Proceeds received by the Agent in an account under the Agent’s control, in each case, received prior to 12:00 p.m. (New York City time) on the immediately prior Business Day.

“Agreement” has the meaning set forth in the preamble hereto.

“Authorized Officer” means the chief financial officer of the Borrower Representative and each Person designated from time to time by the Borrower Representative in a Written Notice to the Agent for the purposes of giving notices of borrowing of Revolving Advances or Acquisition Advances, which designation shall continue in force and effect until terminated in a Written Notice to the Agent.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Account” means initially account # 0032-9981-8304 of the Borrower Representative at Bank of America, N.A., ABA #061112788, or such other bank account designated by the Borrower Representative by Written Notice to the Agent and the Program Manager from time to time.

“Borrower Representative” has the meaning set forth in Section 7.09(b), together with it successors and assigns to the extent approved by the Agent.

“Borrowers’ Certificate” has the meaning set forth in Section 1.03.

“Borrowing Base” means, as of any time, an amount equal to 85% of the Expected Net Value of Eligible Receivables of the Borrowers as of such time in each case and at all times as determined on a consolidated basis by reference to and as set forth in the most recent Borrowing Base Certificate required to be delivered to the Agent by the Borrower Representative as of such time pursuant to Exhibit IV, clause (p).

“Borrowing Base Certificate” means a certificate (which may be sent by Transmission), signed by the Borrower Representative, substantially in the form set forth in Exhibit VII-A hereto, which shall provide the most recently available information with respect to the Eligible Receivables of the Borrowers that is set forth in the aged accounts receivable trial balance and books and records of the Borrowers, in form and substance satisfactory to the Agent and the Program Manager with respect to the delivery of such certificate (i) each Month and (ii) with each Revolving Advance.

“Borrowing Base Deficiency” means, as of any date, the positive difference, if any, between (i) (x) the Outstanding Balance of the Revolving Loan, plus (y) Accrued Amounts, minus (ii) the Borrowing Base indicated on the most recent Borrowing Base Certificate or as otherwise determined by the Agent.

“Borrowing Limit” has the meaning set forth in Section 1.02.

“Break Up Fee” means the $100,000 break up fee owed by the Parent to COMVEST New Mezz Fund LLC on the Initial Funding Date as a result of Parent’s executing and delivering this Agreement and incurring the Lender Debt.

“Business Day” means any day on which banks are not authorized or required to close in New York City, New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures (including, without limitation, obligations created under Capital Leases in the year in which created but excluding payments made thereon) of such Person in respect of the purchase or other acquisition of fixed or capital assets.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee, the obligations of which are required, in accordance with GAAP, to be capitalized on the balance sheet of that Person.

“Change of Control” means any of the following: (a) Parent shall cease to own or control, directly or indirectly, 100% of all equity issued by all other Borrowers, (b) the sale, lease or transfer of all or substantially all of the assets of any Borrower to any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act); (c) the liquidation or dissolution of (or the adoption of a plan of liquidation by) any Borrower; or (d) the acquisition by any Person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) of (more than 20%) after the Initial Funding Date of the voting stock of the Parent by way of purchase (whether in one or more transactions), merger or consolidation or otherwise.

“Charter Documents” means (i) with respect to any corporation, such corporation’s certificate or articles of incorporation filed in its state of incorporation and its bylaws, (ii) with respect to any limited liability company, such limited liability company’s certificate of formation or articles of organization filed in its state of formation and operating agreement and (iii) with respect to any form of partnership, such partnership’s certificate or articles of partnership filed in its state of formation and its partnership agreement.

“Claims” has the meaning set forth in Section 1.09(b).

“Collateral” has the meaning set forth in Section 5.01(a) hereto.

“Collateral Tracking Fee” means the account receivable tracking fee, due on the first Business Day of each Month, in an amount equal to:

AORA ×	TD	× 1.00%
360

where:

AORA	=	The average Outstanding Balance of the Revolving Loan for the prior Month, calculated as the arithmetic average of all daily balances

TD	=	The actual amount of days in such prior Month

“Collection Account” means the Agent’s account maintained at The Bank of New York, ABA # 021000018, GLA 111565, For Further Credit to Account #205779, Ref: HEALTHCO-4/TRCR, Attn: Scott Tepper, or such other bank account designated by the Agent from time to time.

“Collections” means all cash collections, wire transfers, electronic funds transfers and other cash proceeds of Receivables deposited in or transferred to the Collection Account, including, without limitation, all cash proceeds thereof; provided, that, except in the calculation of the Borrowing Base and Non-Utilization Fee hereunder (which shall apply Collections as of the date of receipt in the Collection Account) Collections shall be applied hereunder only following a five Business Day clearance period applied thereto.

“Consolidated Capital Expenditures” means, for any period, the Capital Expenditures of the Borrowers, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” means, at any date of determination, the aggregate amount of all assets of the Borrowers, determined on a consolidated basis that would be classified as current assets at such date computed and calculated in accordance with GAAP.

“Consolidated Current Liabilities” means, at any date of determination, the aggregate amount of all liabilities of Borrowers, determined on a consolidated basis that would be classified as current liabilities at such date computed and calculated in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum (i) the current portion of long term Debt of the Borrowers, plus (ii) the current portion of Capital Leases of the Borrowers, plus (iii) Consolidated Capital Expenditures acquired in the ordinary course of business (excluding Capital Expenditures that are financed with purchase money debt) plus (iv) Consolidated Interest Expense plus (v) all taxes paid in cash by the Borrowers, on a consolidated basis.

“Consolidated EBITDA” means, for any period, the EBITDA of the Borrowers on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the Interest Expense of the Borrowers for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date of determination, an amount equal to (a) the total unrestricted assets of the Borrowers on a consolidated basis minus (b) the total liabilities of the Borrowers on a consolidated basis, in accordance with GAAP.

“Consolidated Tangible Net Worth” means with respect to the Borrowers determined on a consolidated basis, at any date of determination, (i) Consolidated Net Worth, less (ii) treasury stock and any minority interest in subsidiaries, less (iii) the amount of any write-up subsequent to the Initial Funding Date in the value of any asset above the cost or depreciated cost thereof and less (iv) all intangible assets, including, without limitation, goodwill, which would be classified as such in accordance with GAAP.

“Contracts” shall mean, collectively, all rights of each Borrower under all leases, contracts and agreements to which such Borrower is now or hereafter a party, including, without limitation, all rights, privileges and powers under investment agreements and licenses, together with any and all extensions, modifications, amendments and renewals of such leases, contracts and agreements and all rights of such Borrower to receive moneys due or to become due thereunder or pursuant thereto and to amend, modify, terminate or exercise rights under such leases, contracts and agreements, but excluding rights under (but not excluding Proceeds of) any lease, contract or agreement (including, without limitation, any license) that by the terms thereof, or under applicable law, cannot be assigned or a security interest granted therein in the manner contemplated by this Agreement unless consent from the relevant party or parties has been obtained and under the terms of which lease, contract or agreement any such assignment or grant of a security interest therein in the absence of such consent would, or could, result in the termination thereof, but only to the extent that (y) such rights are subject to such contractual or legal restriction and (z) such restriction is not, or could not be, rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Borrowers in effect on the date of the Agreement and set forth in Schedule V hereto, as modified from time to time with the consent of the Program Manager.

“Customer” means any Person who is responsible for the payment of all or any portion of a Receivable and includes, without limitation, an “account debtor” as defined under the applicable UCC.

“DCA” means the Development Corporation of Abilene, Inc.

“Debt” of any Person means (without duplication): (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created), (iv) all obligations created under Capital Leases of such Person, (v) all Contingent Obligations, (vi) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person (but only to the extent of the value of such Property), and (vii) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances and similar instruments.

“Default” means an event, act or condition which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Defaulted Receivable” means a Receivable (i) as to which the Customer thereof or any other Person obligated thereon has taken any action, or suffered any event to occur, of the type described in paragraph (i) of Exhibit V (Bankruptcy Events), or (ii) which, consistent with the Credit and Collection Policy, would have been written off the applicable Borrower’s books as uncollectible.

“Delinquency Ratio” means, as of any Business Day, a percentage equal to:

DLR
ENV

where:

DLR	=	The Expected Net Value of all Eligible Receivables which became Delinquent Receivables in the Month prior to the date of calculation (for purposes of illustration, if the date of calculation is the last Business Day of December, then the applicable Month for calculating DLR is November).

ENV	=	The Expected Net Value of all Eligible Receivables generated by the Borrowers in the Month that is five Months prior to the date of calculation (for purposes of illustration, if the date of calculation is the last Business Day of December, then the ENV is calculated for Eligible Receivables generated by the Borrowers in June).

“Delinquent Receivable” means an Eligible Receivable (a) that has not been paid in full on or following the 90th day after the due date therefor, or (b) that is a Denied Receivable.

“Denied Receivable” means any Receivable to which any related representations or warranties (including, without limitation, the Eligibility Criteria) have been discovered at any time to have been breached.

“Depositary Agreements” means each Depositary Account Agreement executed and delivered among the applicable Borrower, the Agent, and the Lockbox Banks from time to time, in form satisfactory to the Agent in all respects, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Distribution” means any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any capital interest in any Borrower, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital interests in a Borrower or any warrants, rights or options to acquire any such interests, now or hereafter outstanding.

“Documents” means this Agreement, the Depositary Agreements, the Lockbox Agreements, the Pledge Agreement, the Subordination Agreements, the Intercreditor Agreement, the Warrants, the Borrowers’ Certificate, the Borrowing Base Certificate, each Subscription Agreement, and each other document or instrument now or hereafter executed and delivered to the Agent or any Lender by or on behalf of the Borrower Representative or any Borrower pursuant to or in connection herewith or therewith (including, without limitation, each other agreement now existing or hereafter created providing collateral security for the payment or performance of any Lender Debt).

“Early Termination Fee” means the following amounts during the following periods when a prepayment or reduction may occur with respect to the aggregate of (i) the Revolving Commitment (or portion of Revolving Commitment being terminated) or (ii) the Outstanding Balance of the Acquisition Loan prepaid, or both: (i) 3.00% during the period which is 24 Months or longer before the Scheduled Maturity Date, (ii) 2.00% during the period which is

12 Months or longer, but less than 24 Months before, the Scheduled Maturity Date, and (iii) 1.00% during the period which is less than 12th Months before the Scheduled Maturity Date. For the purposes of this definition, “Month” shall be calculated using the last day of the relevant Month or, if the Scheduled Maturity Date is not defined the last day of the relevant Month, the corresponding date of such Month.

“EBITDA” of any Person during any period means, for any period, the sum of (a) net income (or net loss), during such period plus (b) Interest Expense during such period deducted in the determination of such net income (or net loss), plus (c) depreciation and amortization for such period plus (d) all taxes accrued for such period on or measured by income to the extent deducted or credited in determining such net income (or net loss) minus (e) any refunds for taxes paid for such period on or measured by income minus (f) gains from asset dispositions outside of the normal course of business to the extent included in determining such net income (or net loss) plus (g) losses from asset dispositions outside of the normal course of business to the extent included in determining such net income (or net loss).

“Eligibility Criteria” means the criteria and basis for determining whether a Receivable shall be deemed by the Agent Group to qualify as an Eligible Receivable, all as set forth in Exhibit VI hereto, as such Eligibility Criteria may be modified from time to time as determined by the Agent in its good faith discretion and based on historical performance and other Customer related factually based credit criteria upon Written Notice to the Borrower Representative.

“Eligible Receivables” means Receivables of the Borrowers that satisfy the Eligibility Criteria (and excluding all Defaulted Receivables and Delinquent Receivables), as determined by the Agent Group.

“Employee Benefit Plan” means any employee benefit plan within the meaning of §3(3) of ERISA maintained by the Parent, the Borrowers or any of their respective ERISA Affiliates, or with respect to which any of them have any liability.

“Equity” means the amount set forth on the balance sheet of any Borrower as equity.

“Equity Interest” shall mean, collectively, all of the issued and outstanding shares, interests or other equivalents of capital stock of any corporation at any time now or hereafter owned by a Borrower (including, without limitation, any corporation that is or hereafter becomes a subsidiary of such Borrower), whether voting or non-voting and whether common or preferred, all partnership, joint venture, limited liability company or other equity interests in any person not a corporation at any time now or hereafter owned by such Borrower (including, without limitation, any such person that is or hereafter becomes a subsidiary of such Borrower), all options, warrants and other rights to acquire, and all securities convertible into, any of the foregoing, all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property, from time to time paid or payable or distributed or distributable in respect of any of the foregoing, including, without limitation, all rights of such Borrower to receive amounts due and to become due under or in respect of any investment agreement or upon the termination thereof, all rights of access to the books and records of any such person, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character (including any tangible or intangible property or interests therein), and whether provided by contract or granted or available under applicable law in connection therewith, including, without limitation, such Borrower’s right to vote and to manage and administer the business of any such person, together with all certificates, instruments and entries upon the books of securities intermediaries at any time evidencing any of the foregoing, in each case whether now owned or existing or hereafter acquired or arising.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of the Parent or any Borrower, any of its Subsidiaries or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Parent or any Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution, or threat of institution, of proceedings to terminate or appoint a trustee to administer a Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Parent or any Borrower or any ERISA Affiliate, (i) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or (j) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” means any of the events specified in Exhibit V hereto.

“Event of Loss” means the occurrence of any event by which any item of Collateral is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Entity for any period of time.

“Exchange Act” means The Securities Exchange Act of 1934, as amended, and as it may be amended from time to time.

“Excluded Claims” has the meaning set forth in Section 1.09(b).

“Excluded Taxes” means taxes upon or determined by reference to any Lender’s net income imposed by the jurisdiction in which such Lender is organized or has its principal or registered lending office.

“Expected Net Value” means, with respect to any Eligible Receivable, the gross unpaid amount of such Receivable on date of creation thereof, times the Net Value Factor.

“Facility Fees” means the Facility Fee (Revolving Loan) and the Facility Fee (Acquisition Loan).

“Funding Date” means any Business Day on which a Revolving Advance or Acquisition Advance is made at the request of the Borrower Representative in accordance with provisions of the Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or the rules and regulations of the Securities and Exchange Commission or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Entity” means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay), or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning.

“Indemnified Party” has the meaning set forth in Section 1.09.

“Initial Funding Date” means December 30, 2005.

“Initial Term” has the meaning set forth in Section 7.07(a).

“Intercreditor Agreement” means that certain Intercreditor Agreement dated even herewith among the Agent, the Lenders and the Borrowers.

“Interest Expense” means, with respect to any Person for any period, the interest expense of such Person during such period as determined in accordance with GAAP.

“Interest Period” means each one Month period (or shorter period ending on the Maturity Date); provided, that the initial Interest Period shall commence on the Initial Funding Date and shall end on December 31, 2005.

“Investment Grade Customer” means a Customer with a credit rating of BBB- by Standard & Poor’s or Baa by Moody’s Investors Service, Inc., or higher.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Last Service Date” means, with respect to any Eligible Receivable, the date set forth on the related invoice or statement as the most recent date on which services, goods or merchandise were provided by the applicable Borrower to the related patient or customer.

“Lender” has the meaning set forth in the preamble hereto.

“Lender Debt” means and includes any and all amounts due, whether now existing or hereafter arising, under the Agreement or any other Document, including, without limitation, any and all principal, interest, penalties, fees (including, without limitation, the Early Termination Fee), charges, premiums, indemnities and costs owed or owing to the Agent, any Lender or the Program Manager by the Borrowers or any Affiliate of any Borrower arising under or in connection with this Agreement or any other Document, in each instance, whether absolute or contingent, direct or indirect, secured or unsecured, due or not, arising by operation of law or otherwise, and all interest and other charges thereon, including, without limitation, post-petition interest whether or not such interest is an allowable claim in a bankruptcy.

“LIBOR” for any Interest Period, means the rate per annum established by the Program Manager two Business Days prior to the first day of each Interest Period based on an annualized 30-day interest rate (calculated on the basis of actual days elapsed over a 360-day year) equal to the offered rate that appears on page 3750 of the Dow Jones Market for U.S. dollar deposits.

“Lien” means any lien, charge, deed of trust, mortgage, security interest, tax lien, pledge, hypothecation, assignment, preference, priority, other charge or encumbrance, or any other type of preferential arrangement of any kind or nature whatsoever by or with any Person (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loans” has the meaning set forth in Section 1.01.

“Lockbox Accounts” means the account at the Lockbox Banks established by the Borrowers to deposit Collections all as more fully set forth in the Depositary Agreements.

“Lockbox Bank” means the applicable bank party to any Depositary Agreement from time to time.

“Lockboxes” means the lockboxes listed in any Depositary Agreement from time to time.

“Loss-to-Liquidation Ratio” means, as of any Business Day, a percentage equal to:

DR
C

where:

DR	=	The Expected Net Value of all Eligible Receivables which became Defaulted Receivables in the Month immediately prior to the date of calculation.

C	=	Collections on all Eligible Receivables in the Month immediately prior to the date of calculation.

“Material Adverse Effect” means any event, condition, change or effect that (a) has a materially adverse effect on the business, Properties, capitalization, assets, liabilities, operations, prospects or financial condition of (i) the Borrowers in the aggregate, or (ii) any Borrower, (b) materially impairs the ability of either the Borrower Representative or the Borrowers to perform their respective obligations under this Agreement or any of the other Documents, (c) imposes any obligation on any Lender, compliance with which would materially impair any Lender’s ability to receive its contemplated economic benefits hereunder, (d) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Agent or any Lender under this Agreement or any other Document, or (e) impairs the validity, perfection or (with respect to the Collateral) priority of a Lien in favor of the Agent on any of the Collateral.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the occurrence of an Event of Default in clause (l) of Exhibit V (Material Adverse Effect) and (c) the declaration of the Maturity Date in accordance with Section 4.02.

“Maximum Permissible Rate” has the meaning set forth in Section 1.11(a).

“McGrogan Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Agent and the Lenders in all respects relating to certain Debt owed by Parent to Sue McGrogan in the form attached hereto as Exhibit IX, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Misdirected Payment” means any form of payment in respect of a Receivable made by a Customer in a manner other than as provided in the Notice sent to such Customer.

“Month” means a calendar month.

“Monthly Report” means a report (which may be sent by Transmission), signed by the Borrower Representative, substantially in the form set forth in Exhibit VII-D hereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Value Factor” means 96%, as such percentage may be adjusted, upwards or downwards, in the sole discretion of the Lender, based on actual collection experience (without regard to the factors set forth in the definition of “Defaulted Receivable”).

“Non-Investment Grade Customer” means a Customer which is not an Investment Grade Customer or is not rated by Standard & Poor’s or Moody’s Investors Service, Inc.

“Non-Utilization Fees” means the Non-Utilization Fee (Revolving Commitment) and the Non-Utilization Fee (Acquisition Commitment).

“Notice” means a notice letter on a Borrower’s corporate letterhead addressed to a Customer which shall state that all checks from such Customer on account of Receivables shall be sent to a designated Lockbox and all wire transfers from such Customer on account of Receivables shall be wired directly into a designated Lockbox Account.

“Other Taxes” has the meaning set forth in Section 1.08.

“Outstanding Balance” means, with respect to any Loan, as of any date of determination, the aggregate outstanding principal balance of such Loan (plus interest that is due and payable on such Loan that remains unpaid beyond the first Business Day of such Month).

“Overadvance Amount” has the meaning set forth in Section 1.02(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Debt” means the Debt set forth on Schedule VIII hereto, and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (x) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Borrowers and the Lenders than the terms of the Debt being extended, refinanced or modified and (y) after giving effect to such extension, refinancing or modification, the amount of such Debt is not greater than the amount of Debt outstanding immediately prior to such extension, refinancing or modification plus accrued interest thereon and the fees incurred in connection with the extension, refinancing, or modification.

“Permitted Liens” means any of the following, provided, that in no event shall any Lien against the Receivables or the related contracts, Collections or proceeds thereof shall constitute or be deemed be a “Permitted Lien”:

(1)	Liens in existence on the date of this Agreement and set forth on Schedule II, but not the extension of coverage thereof to other property or assets;

(2)	Liens imposed by law such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and for which adequate reserves have been established in accordance with GAAP (if so required):

(3)	Liens for taxes, assessments or other governmental charges or statutory obligations that (x) are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required) and (y) the applicable Borrower has the financial ability to pay, with all penalties and interest, without resulting in a Material Adverse Effect;

(4)	Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

(5)	with respect to any real Property occupied by any Borrower, all easements, rights of way, licenses and similar encumbrances on title that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or the use of such Property for its intended purposes;

(6)	Liens securing Debt permitted under clause (g)(ii) of Exhibit IV;

(7)	Liens permitted under the Subordination Agreements;

(8)	Liens created under the Documents in favor of the Agent.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, executed by the Parent and the other Grantors from time to time party thereto in favor of the Agent for the ratable benefit of the Lenders, in substantially the form attached hereto as Exhibit XVII.

“Primary Servicing Responsibilities” has the meaning set forth in Section 3.04(b).

“Program Manager” means (i) Healthcare Finance Group, Inc. or (ii) any other Person then identified by the Agent to the Borrower Representative as being authorized to provide administrative services with respect to the Agent and the Revolving Lender’s finance and funding of, and the Agent’s collection of, Receivables.

“Property” means property of all kinds, movable, immovable, corporeal, incorporeal, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.

“Receivable Information” means the information listed on Exhibit VIII hereto (together with any other information relating to the Receivables provided by the Borrower Representative to the Agent from time to time) as such Exhibit may be modified by the Agent in consultation with the Borrower Representative from time to time.

“Receivables” means all accounts, instruments, general intangibles and health-care-insurance receivables, all other obligations for the payment of money, whether now existing or hereafter arising, together with all books, records and other property evidencing or related to the foregoing, and all proceeds of any of the foregoing.

“Records” shall mean all of each Borrower’s present and future books of account of every kind or nature, service and management agreements, invoices, ledger cards, statements, correspondence, memoranda, credit files and other date relating to the Receivables and the other Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Borrower with respect to the foregoing maintained with or by any other Person).

“Related Person” means any incorporator, stockholder, Affiliate (other than the Program Manager), agent, attorney, officer, director, member, manager, employee or partner of the Agent or any Lender or its members or its stockholders.

“Renewal Term” has the meaning set forth in Section 7.07(a).

“Required Lenders” shall mean Lenders holding greater than 50% of the total outstanding balance of the Loans.

“Revolving Advance” has the meaning set forth in Section 1.01(a).

“Revolving Commitment” has the meaning set forth in Section 1.02.

“Revolving Loan” has the meaning set forth in Section 1.01(a).

“Scheduled Maturity Date” means December 31, 2009, as such date may be extended thereafter in accordance with Section 7.07(a).

“Seller” means the seller, whether of stock or assets, of a Target Transcription Business in connection with an Acquisition Transaction.

“Service Provider Agreement” means that certain Service Provider Agreement, dated even with this Agreement, among the Borrowers and the Agent in substantially the form attached hereto as Exhibit XII, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Subordination Agreements” means (i) the McGrogan Subordination Agreement and (ii) any other subordination agreement entered into between a Borrower, the Agent and any Seller or any other creditor or either Borrower or both, in form and substance satisfactory to the Agent in all respects, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Subscription Agreement” has the meaning set forth in Section 7.17.

“Subsidiary” means any corporation or entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity (irrespective of whether or not at the time, in the case of a corporation, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent.

“Target Transcription Business” means a Transcription Business to be acquired with an Acquisition Advance pursuant to an Acquisition Transaction.

“Taxes” has the meaning set forth in Section 1.08.

“Transcription Business” means a Person, division of a Person or the assets of a sole proprietor engaged in the business of healthcare transcription services, products, merchandise or equipment.

“Transmission” means, upon establishment of computer interface between each Borrower, the Borrower Representative and the Program Manager in accordance with the specifications established by the Program Manager, the transmission of Receivable Information through computer interface or e-mail communication to the Program Manager in a manner satisfactory to the Program Manager.

“TTM Transcription Business EBITDA” means the EBITDA (defined in this Agreement) of a Target Transcription Business being acquired by the Parent for the 12 Month period preceding the date of determination by the Agent, as adjusted to account for changes to the Target Transcription Business’s net income (or net loss), Interest Expense, depreciation, amortization and taxes projected as a result of the acquisition, which adjustments shall be satisfactory to the Agent in all respects.

“UCC” means the Uniform Commercial Code as in effect from time to time in effect in the specified jurisdiction.

“Unbilled Receivable” means a Receivable in respect of which the goods have been shipped, or the services rendered, to the relevant customer, rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Customer.

“Warrants” means warrants in form and substance satisfactory to the Agent and the Lenders in all respects to purchase for all Lenders in the form attached hereto as Exhibit XV, to be shared pro rata, 100,000 shares of the Parent’s common stock at an exercise price equal to 110% of the ten-day moving average closing stock price (NASDAQ: “TRCR”) as of December 2, 2005, as amended or otherwise modified from time to time.

“Written Notice” and “in writing” means any form of written communication or a communication by means of telex, telecopier device, telegraph or cable by the Agent or a Lender or an Authorized Officer, as applicable.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II

CONDITIONS OF LOANS

1. Conditions Precedent on the Initial Funding Date. The making of the Loans on the Initial Funding Date is subject to the conditions precedent that the Agent shall have received on or before the Initial Funding Date the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Lender:

(a) For the Parent and each Borrower, a certificate issued by the Secretary of State of the state of its organization, dated as of a recent date, as to the legal existence and good standing of such Person (which certificate may be dated not more than 20 days prior to the Initial Funding Date).

(b) Certified copies of the Charter Documents of the Parent and each Borrower, certified copies of resolutions of the Board of Directors of the Parent and each Borrower approving this Agreement, certified copies of all documents filed to register any and all assumed/trade names of the Parent and each Borrower, and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of the Secretary or Assistant Secretary of the Parent and each Borrower certifying the names and true signatures of the officers of the Borrowers authorized to sign this Agreement and the other documents to be delivered by it hereunder.

(d) A duly executed Pledge Agreement, together with undated stock powers executed in blank.

(e) Duly executed Warrants.

(f) A duly executed McGrogan Subordination Agreement.

(g) Originally executed copies of all Documents and related documentation required to be delivered with respect to this Agreement and the other Documents, all in form and substance satisfactory to the Agent, which agreements shall be in full force and effect and enforceable in accordance with their respective terms.

(h) A certificate from the Program Manager stating that all computer linkups and interfaces necessary or desirable, in the judgment of the Program Manager, to effectuate Transmissions are fully operational in accordance with the requirements of Exhibit XI attached hereto.

(i) A letter addressed to the Borrowers and the Agent which shall, upon the payment of the Break Up Fee, constitute a general release of liability in favor of the Borrowers from the Person being paid such Break Up Fee.

(j) A payoff letter addressed to the Borrowers and the Agent setting forth the dollar amount and payment instructions for any Debt being refinanced with the proceeds of the Revolving Loans on the Initial Funding Date, which payoff letter shall, upon the payment of such Debt, release the security interests and liens granted by the Borrowers in favor of the holders of such Debt and authorize the Agent and its counsel to file financing statement termination statements and otherwise be satisfactory to the Agent in all respects.

(k) Completed requests for information (UCC search results) and a schedule thereof listing all effective financing statements filed in the applicable jurisdictions that name the Borrowers as debtors, together with copies of such financing statements.

(l) Acknowledgment or time-stamped receipt copies of proper financing statements (showing the Borrowers as debtors and the Agent for the benefit of the Lenders as secured party) duly filed on or before the Initial Funding Date under the UCC of all jurisdictions that the Agent may deem necessary or reasonably desirable in order to perfect the security interests contemplated by the Agreement.

(m) Releases of, and acknowledgment copies of proper termination statements (Form UCC-3), if any, necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by any Borrower in the Collateral.

(n) Payment of the Facility Fee amounts that are due on or prior to the Initial Funding Date.

(o) Payment of all reasonable attorneys’ fees and disbursements incurred by the Agent and the Lenders and payable by the Borrowers in accordance with Section 7.05.

(p) The copy of each new form of invoice from each Borrower showing the proper Lockboxes as the remittance address.

(q) A favorable opinion of Smith, Gambrell & Russell, LLP, regarding certain corporate and UCC matters.

(r) Completion of a due diligence review by the Agent and the Lenders and the Program Manager, the results of which are satisfactory to the Agent and the Lenders.

2. Conditions Precedent to all Funding Dates. Each Revolving Advance or Acquisition Advance on a Funding Date shall be subject to the further conditions precedents that:

(a) the Borrower Representative shall have delivered to the Agent, at least one Business Day prior to such Funding Date, in form and substance satisfactory to the Agent (i) a completed Borrowers’ Certificate, and (ii) a completed Borrowing Base Certificate or Acquisition Advance Certificate, together with such additional information as may reasonably be requested by the Agent or the Program Manager, together with such additional information as may reasonably be requested by the Agent or the Program Manager;

(b) on such Funding Date the following statements shall be true and correct (and acceptance of the proceeds of such Revolving Advance or Acquisition Advance shall be deemed a representation and warranty by each Borrower that such statements are then true and correct):

(i) the representations and warranties contained in Exhibits III and VIII are correct on and as of the date of such Revolving Advance or Acquisition Advance as though made on and as of such date (except any representations or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and

(ii) no event has occurred and is continuing, or would result from such Revolving Advance or Acquisition Advance or any actions connected therewith, that constitutes a Default or an Event of Default.

(c) The Borrowers shall not be in default in the due and punctual payment of the principal of any Loan, when and as the same shall become due and payable.

(d) each Borrower shall have delivered to the Agent, as the case may be, at least one Business Day prior to such Funding Date, in form and substance satisfactory to the Agent and solely to the extent not previously provided, executed Notices to each Customer responsible for the payment of any of the Receivables of such Borrower included in the Borrowing Base, together with evidence that such Notices have been delivered to such Customers; and

(e) the Agent shall have received such other approvals, opinions or documents as it may reasonably request.

3. Conditions Precedent to all Funding Dates relating to Acquisition Advances. Each Acquisition Advance on a Funding Date shall be subject to the further conditions precedent that:

(a) at least 10 Business Days prior to the consummation of such Acquisition Transaction, the Agent shall have received true and correct photocopies of the final form of the Acquisition Agreement and each of the Acquisition Documents executed, delivered and/or furnished in connection with the Acquisition Transaction, and such Acquisition Documents, Acquisition Transaction (including, without limitation, any Debt owed to any Seller in connection therewith) shall be satisfactory to the Agent in all respects;

(b) neither the Acquisition Agreement nor any of the Acquisition Documents shall have been modified, changed, supplemented, canceled, amended or otherwise altered or affected after delivery thereof to the Agent, except as otherwise disclosed to the Agent in writing and approved by Agent on or before the date of any related Acquisition Advance;

(c) the Acquisition Transaction shall be effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the executed and delivered Acquisition Agreement (before or simultaneously with the funding of any Acquisition Advance as a part of the purchase price thereunder);

(d) at least 5 Business Days prior to the consummation of such Acquisition Transaction, Agent shall have received copies of all consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents and the Acquisition Documents, and all such consents, licenses and approvals shall be in full force and effect;

(e) the Acquisition Agreement shall be expressly and freely assignable to the Agent as a part of the Collateral;

(f) at least 10 Business Days prior to the consummation of such Acquisition Transaction, the Agent shall have received drafts all opinions of counsel for the Seller and Parent required under or in connection with the Acquisition Agreement and the Acquisition Transaction, and each revised draft thereafter, which opinions shall be addressed to the Agent and in form and content reasonably acceptable to the Agent and its counsel and which permit the Agent to rely on the opinions expressed therein, and an original of which shall have been delivered to the Agent on the closing date for such Acquisition Transaction;

(g) simultaneously with the funding of any Acquisition Advance, the Agent shall have obtained a first priority and sole perfected security interest and lien against all personal and real property assets of the Target Transcription Business to be purchased under the Acquisition Agreement (subject only to Permitted Liens) pursuant to any additional Documents required by Agent (including, without limitation, a Subordination Agreement with respect to any Debt owed to any Seller), and if such assets are not to be purchased by the Parent but instead by a wholly-owned Subsidiary of the Parent, such wholly-owned Subsidiary shall simultaneously become a Borrower by the execution and delivery of a Subscription Agreement and such other Loan Documents requested by Agent whereby such Subsidiary becomes a Borrower under Section 7.17 hereof, and 100% of such wholly-owned Subsidiary’s Equity shall be pledged as Collateral to the Agent with a first priority and sole perfected security interest and lien (subject only to Permitted Liens and the terms of any applicable Subordination Agreement) against such Equity.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

(a) It is an entity duly incorporated or formed, as applicable, validly existing and in good standing under the laws of the state of its formation or incorporation, which is set forth on Schedule VI, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) The execution, delivery and performance by it of the Agreement, the Documents and the other documents to be delivered by it thereunder, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) its Charter Documents, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its Property, or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its Property, (iv) do not result in or require the creation of any Lien upon or with respect to any of its Properties, other than the security interest created by this Agreement and the Documents, and (v) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its Properties. The Agreement has been duly executed and delivered by it. It has furnished to the Lender a true, correct and complete copy of its Charter Documents, including all amendments thereto. No Borrower is in violation of its Charter Documents, any law, rule, regulation, judgment or order of any Governmental Entity applicable to it or any of its Property, or any material term of any material agreement or instrument binding on or otherwise affecting it or any of its Properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity is required for the due execution, delivery and performance by it of the Agreement or any other document to be delivered thereunder.

(d) No investment banking, brokerage, finders’ fees or brokerage is payable to any Person in connection with the execution, delivery and performance of the Agreement or the Documents.

(e) This Agreement and each of the other Documents that it is party thereto each constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).

(f) It has all power and authority, and has all permits, licenses, accreditations, certifications, authorizations, approvals, consents and agreements of all Customers, Governmental Entities, accreditation agencies and any other Person necessary or required for it (i) to own the assets (including Receivables) that it now owns, (ii) to carry on its business as now conducted, (iii) to execute, deliver and perform the Agreement and the other Documents to which it is a party, and (iv) to receive payments from the Customers in the manner contemplated in this Agreement and the other Documents.

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(g) Except as disclosed on Schedule II hereto, it has not been notified by any Customer, Governmental Entity, accreditation agency or any other Person, during the immediately preceding 24 Month period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any such permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party and no other condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and the best of its knowledge, there is no claim that any thereof is not in full force and effect.

(h) Schedule VI sets forth a full and complete corporate structure of each Borrower and Subsidiary thereof as of the Initial Funding Date, including the names of all equityholders, the nature and terms of such equity interest, and the capital account or number of shares of such equityholder. All of the issued and outstanding stock of each such Borrower and Subsidiary have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such stock is owned by the holder thereof free and clear of all Liens. There are no outstanding debt or equity securities of any Borrower or Subsidiary thereof and no outstanding obligations of any Borrower or Subsidiary thereof convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any Borrower or Subsidiary thereof, or other obligations of any Subsidiary to issue, directly or indirectly, any stock of any Subsidiary of any Borrower.

(i) As of the Initial Funding Date, all conditions precedent set forth in Exhibit II have been fulfilled or waived in writing by the Agent, and as of each Funding Date, the conditions precedent set forth in paragraph 2 of Exhibit II shall have been fulfilled or waived in writing by the Agent.

(j) The consolidated balance sheets and statements of operations and cash flows of the Borrowers as of December 31, 2004, and the subsequent quarterly consolidated balance sheets and statements of operations and cash flows of the Borrowers for the fiscal periods then ended, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of the Borrowers as at such dates and the results of the operations of the Borrowers for the periods ended on such dates, all in accordance with GAAP, and since September 30, 2005, there has been no change resulting in a Material Adverse Effect.

(k) Except as disclosed on Schedule II hereto, there is no pending or, to its knowledge, threatened action or proceeding or injunction, writ or restraining order affecting it or any other Borrower before any court, Governmental Entity or arbitrator which could reasonably be expected to result in a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of the Agreement or any other Document, and neither it nor any other Borrower is currently the subject of, nor does it or any other Borrower have any present intention of commencing, an insolvency proceeding or petition in bankruptcy.

(l) It is the legal and beneficial owner of the Collateral and the Agent, for the benefit of the Lenders holds a valid and perfected first priority security interest in the Receivables, the Collections thereto and all other Collateral, in each case, free and clear of any Lien (other than

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Permitted Liens). No effective financing statement or other instrument similar in effect covering any Receivables, the Collections with respect thereto, the Inventory and the other Collateral is on file in any recording office other than those in favor of the Lender relating to the Agreement and other than those as to which a release or termination statement is to be filed in accordance with the terms of a payoff letter in connection with the funding of the Loans at the closing of the transactions contemplated by this Agreement, and no competing notice or notice inconsistent with the transactions contemplated in the Agreement has been sent to any Customer.

(m) All Receivable Information, information provided in the application for the program effectuated by the Agreement, and each other document, report and Transmission provided by or on behalf of it to the Agent Group is or shall be accurate in all material respects as of its date and as of the date so furnished, and no such document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Each Borrower has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and there is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a Schedule hereto.

(n) It’s principal place of business and chief executive office and the office where its keeps its records concerning the Receivables are located at the addresses referred to on Schedule I hereto and, as of the Initial Funding Date, except as disclosed on Schedule II hereto, there have been no other such locations for the four immediately prior Months. Except as disclosed on Schedule II hereto, it has not changed its principal place of business or chief executive office in the last five years.

(o) Its exact name is the name referred to on Schedule I hereto and, except as disclosed on Schedule II hereto, it has not used and does not now use any fictitious or trade name during the five years immediately prior to the date of this Agreement and as of the Initial Funding Date, it has not changed its name in the last 24 Months.

(p) The provisions of the Agreement and the other Documents create, as of the Initial Funding Date, legal and valid Liens in all of the Receivables and other Collateral in the Agent’s favor and when all proper filings and other actions necessary to perfect such Liens have been completed, will constitute a perfected and continuing Lien on all of the Receivables and other Collateral, having priority over all other Liens on such Receivables and other Collateral (other than, with respect to Collateral other than Receivables, Permitted Liens), enforceable against it and all third parties.

(q) All invoices bear only the appropriate remittance instructions for payment direction to the Lockboxes or the Lockbox Accounts, as the case may be.

(r) Since the Funding Date prior to the making of this representation, there has occurred no event which has or is reasonably likely to have a Material Adverse Effect.

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(s) It is not in violation under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over it which has or could reasonably be expected to have a Material Adverse Effect.

(t) It has filed on a timely basis all tax returns (federal, state and local) required to be filed and has paid, or made adequate provision for payment of, all taxes, assessments and other governmental charges due from it. No tax Lien has been filed and is now effective against it or any of its Properties except any Lien in respect of taxes and other charges not yet due or contested in good faith by appropriate proceedings. To its best knowledge, and except as disclosed on Schedule II hereto, there is no pending investigation by any taxing authority nor any pending but unassessed tax liability relating to it or any other Borrower. It does not have any obligation under any tax sharing agreement.

(u) It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement; it has not incurred debts or liabilities beyond its ability to pay; it will, after giving effect to the transaction contemplated by this Agreement, have an adequate amount of capital to conduct its business in the foreseeable future; the transactions contemplated hereunder and under the Documents, including the granting of the security interest on the Collateral, are made in good faith and without intent to hinder, delay or defraud any of its present or future creditors.

(v) On and after January 15, 2006, the Lockboxes are the only post office boxes and the Lockbox Accounts are the only lockbox accounts maintained for Receivables, and no direction is in effect directing Customers to remit payments on Receivables other than to the applicable Lockboxes or Lockbox Accounts each as described in the Depositary Agreements.

(w) With respect to each Employee Benefit Plan of it, including to its knowledge as to any Multiemployer Plan, such Employee Benefit Plan has complied and been administered in accordance with its terms and in substantial compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended; neither it nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA; and it has no material unpaid liability for any Employee Benefit Plan.

(x) Each pension plan or profit sharing plan to which it is a party has been fully funded in accordance with its obligations as set forth in such plan.

(y) Except as disclosed on Schedule II, there are no pending criminal or civil investigations by any Governmental Entity involving it or any other Borrower or any of their respective officers or directors and neither it, any other Borrower or any of their respective officers or directors has been involved in, or the subject of, any criminal or material civil investigation by any Governmental Entity.

(z) The sole business of the Borrowers is the provision of healthcare transcription services, products, merchandise or equipment.

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(aa) Its assets are free and clear of any Liens in favor of the Internal Revenue Service, any Employee Benefit Plan, any Multiemployer Plan or the PBGC other than inchoate tax Liens resulting from an assessment.

(bb) None of its Eligible Receivables constitutes or has constituted an obligation of any Person which is its Affiliate.

(cc) The Customer of each of its Eligible Receivable has not been the Customer of any Defaulted Receivables in the past 12 Months (other than, for the purpose of this clause, as a result of good faith disputes).

(dd) No transaction contemplated under this Agreement requires compliance with any bulk sales act or similar law.

(ee) It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(ff) It has no Subsidiaries, other than as listed on Schedule II hereto.

(gg) It has no Debt, other than Permitted Debt.

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EXHIBIT IV

COVENANTS

Until the payment in full of all Lender Debt and the termination of the Revolving Commitment and Acquisition Commitment hereunder, without the prior written consent of the Agent, each Borrower agrees as follows:

(a) Compliance with Laws, etc. It will comply in all material respects with all applicable laws, rules, regulations and orders, and will preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges. It will obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(b) Corporate Documentation. It will not modify, amend or alter its Charter Documents or other corporate document in any manner that is adverse to the interest of the Lender or in any other material manner.

(c) Offices, Records and Books of Account, Names. It will keep its principal place of business and chief executive office and the offices where it keeps its records concerning the Collateral at the address set forth on Schedule I or, upon 30 days’ prior Written Notice to the Agent, at any other locations in jurisdictions where all actions reasonably requested by the Agent or otherwise necessary to protect, maintain and perfect the Agent’s security interest in the Receivables and other Collateral have been taken and completed. It shall maintain proper books and accounts in which full, true and correct entries in conformity with GAAP and shall not make any notation on its books and records, including any computer files, that is inconsistent with the assignment of the Receivables to the Agent as collateral security. It shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables and related contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for collecting all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and for providing the Receivable Information. It will keep its exact name as set forth on Schedule I hereto and will not change its name without providing 30 days’ prior Written Notice to the Agent and taking and completing all actions reasonably requested by the Agent or otherwise necessary to protect, maintain and perfect the Agent’s security interest in the Receivables and other Collateral.

(d) Performance and Compliance with Contracts and Credit and Collection Policy. It will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under all contracts related to the Receivables and its responsibilities under the Agreement, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related contract, and it shall maintain, at its expense, in full operation each of the bank accounts and lockboxes required to be maintained under the Agreement. It shall do nothing, nor suffer or permit any other Person, to impede or interfere with the collection by the Lender, or the Program Manager or any other Person designated by the Agent on its behalf, of the Receivables.

(e) Notice of Breach of Representations and Warranties. It shall promptly (and in no event later than one Business Day following actual knowledge thereof) inform the Agent and the Program Manager of any breach of covenants or representations and warranties hereunder, including, without limitation, upon discovery of a breach of the Eligibility Criteria.

(f) Debt. It will not incur or assume any additional Debt following the Initial Funding Date other than:

(i) Lender Debt;

(ii) Debt owed by the Parent to DCA in an amount not exceeding $850,000, as such Debt is reduced by principal payments from time to time;

(iii) Debt owed by the Borrowers permitted under the Subordination Agreements; and

(iv) Other Debt existing on the Initial Funding Date and described in Schedule II.

(g) Subordination. It will not, directly or indirectly (x) at any time pay any amount of principal or prepay, defease, purchase, redeem any Debt during the continuance of an Event of Default, or pay any amount of cash interest on any Debt except as expressly permitted by the Agent, in each case subject to the terms of any intercreditor or subordination agreement between the Agent and the holder of such Debt; provided, that nothing in this clause (e) shall prohibit payment of non-cash interest “in-kind” thereunder.

(h) Liens. It will not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Liens upon or with respect to, its Properties, or upon or with respect to any account to which any Collections are sent, except Permitted Liens.

(i) Lease Obligations. It shall not, and shall not permit a Subsidiary thereof to, enter into, or suffer to exist, any lease of real or personal Property as lessee or sublessee (other than a Capital Lease, but in any event including such Borrower’s operating leases in existence on the Initial Funding Date and listed on Schedule VII hereto), if, after giving effect thereto, the aggregate amount of Rentals (as hereinafter defined) for all Borrowers on an aggregate basis in any fiscal year in respect of such lease and all other such leases would exceed $1,200,000. The term “Rentals” means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums. No Borrower shall, or shall permit a Subsidiary thereof to, enter into any sale and leaseback transactions.

(j) Sales, etc. It will not sell, assign (by operation of law or otherwise) or otherwise dispose of its Properties (including, without limitation, any Collateral), or assign any right to receive income in respect thereof, other than:

(i) sales of inventory in the ordinary course of business;

(ii) sales or other dispositions of obsolete or other equipment in the ordinary course of the business of either Borrower, provided that within a reasonable time such Borrower replaces such equipment or reasonably determines that replacement of such equipment is not necessary; and

(iii) other sales or dispositions of assets other than Receivables to the extent the aggregate amount of consideration received by all Borrowers in connection therewith does not exceed $100,000 for all such sales and dispositions during any fiscal year.

(k) Extension or Amendment of Receivables. It will not amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Receivable, except in accordance with the Credit and Collection Policy.

(l) Change In Business. It will not make any change in the character of its business from the provision of healthcare transcription services, products, merchandise or equipment.

(m) Change in Credit and Collection Policy. It will not make any material change in the Credit and Collection Policy without the prior written consent of the Agent.

(n) Audits. It will, at any time and from time to time during regular business hours as requested by the Agent, permit the Agent, or its agents or representatives (including the Program Manager), upon reasonable notice or, during the continuance of an Event of Default without notice, and subject to compliance with applicable law in the case of review of patient/customer information, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in its possession or under its control relating to Receivables and the other Collateral including, without limitation, the related contracts, and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Receivables and other Collateral and its performance hereunder or under the contracts with any of its officers or employees having knowledge of such matters. Upon the occurrence and during the continuation of an Event of Default, it shall permit the Program Manager to have at least one of its agents or representatives physically present in its administrative office during normal business hours to assist in the billing or collection of Receivables and/or transmission of Receivable information.

(o) Change in Payment Instructions. It will not terminate, or suffer or permit the termination of, any of the Lockboxes or the Lockbox Accounts, or make any change or replacement in the instructions contained in any Notice or otherwise, or regarding payments with respect to Receivables to be made to the Lockboxes, the Lockbox Accounts or the Standing Revocable Instruction referred to in the Depositary Agreements or otherwise, or regarding payments to be made to the Lenders or the Program Manager, except upon the prior and express written direction of the Program Manager or the Agent.

(p) Reporting Requirements. The Borrower Representative (and, when applicable and at the request of the Agent, any Borrower directly) will provide to the Agent (in multiple copies, if requested by the Agent) the following:

(i) on the last Business Day of each week, a Borrowing Base Certificate, but solely to the extent that the Borrower Representative did not provide to the Agent a Borrowing Base Certificate earlier during such week;

(ii) on or prior to the 15th of each Month, a copy of the Monthly Report, together with a revised Borrowing Base Certificate based on reconciliations and adjustments reflected in such Monthly Report certified by the chief financial officer of the Borrower Representative/Parent;

(iii) no later than 30 days after the end of each Month that is not a fiscal quarter end, (x) consolidated and consolidating balance sheets and statements of cash flows of the Borrowers and their Subsidiaries as of the end of such Month and (y) as reasonably requested by Agent, statistical reports (including volume reports) of the Borrowers and their Subsidiaries for such Month and for the period commencing at the beginning of the current fiscal year and ending with such Month, all for the period commencing at the beginning of the current fiscal year and ending with the end of such Month, in each case certified by the chief financial officer of the Borrower Representative and accompanied by a certificate of an Authorized Officer of the Borrower Representative (1) stating that, as of such date, no Default or Event of Default has occurred and is continuing, (2) stating that, as of such date, all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (3) detailing the Borrowers’ compliance for such fiscal period with all financial covenants contained in the Agreement, and to the extent any Default or Event of Default exists, a description of the steps being taken to address such Default or Event of Default;

(iv) no later than 45 days after the end of each fiscal quarter that is not a fiscal year end, (x) consolidated and consolidating balance sheets, equity reconciliations, statements of operations and statements of cash flows of the Borrowers and their Subsidiaries as of the end of such quarter (it being understood that delivery of the Borrowers’ quarterly report, as filed with the SEC on Form 10-Q, shall be adequate to comply with the requirements of this clause (x) if such report contains the information otherwise required hereby) and (y) statistical reports (including volume reports) of the Borrowers and their Subsidiaries for such quarter and for the period commencing at the beginning of the current fiscal year and ending with such quarter, all for the period commencing at the beginning of the current fiscal year and ending with the end of such quarter, in each case certified by the chief financial officer of the Borrower Representative and accompanied by a certificate of an Authorized Officer of the Borrower Representative (1) stating that, as of such date, no Default or Event of Default has occurred and is continuing, (2) stating that, as of such date, all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (3) detailing the Borrowers’ compliance for such fiscal period with all financial covenants contained in the Agreement, and to the extent any Default or Event of Default exists, a description of the steps being taken to address such Default or Event of Default;

(v) as soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrowers, (x) a copy of the audited consolidated and consolidating balance sheets, equity reconciliations, statements of operations and statements of cash flows of the Borrowers and their Subsidiaries for such fiscal year (together with explanatory notes thereon) (it being understood that delivery of the Borrowers’ annual report, as filed with the SEC on Form 10-K, shall be adequate to comply with the requirements of this clause (x) if such report contains the information otherwise required hereby) and the auditor’s report letter for such year for the Borrowers, audited by Miller, Ray, Houser & Stewart or other independent public accountants of recognized standing acceptable to the Lender, and (y) statistical reports (including volume reports) of the Borrowers for such fiscal year, in each case certified by the chief financial officer of the Borrower Representative and accompanied by a certificate of an Authorized Officer of the Borrower Representative (1) stating that, as of such date, no Default or Event of Default has occurred and is continuing, (2) stating that, as of such date, all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (3) detailing compliance for such fiscal period with all the financial covenants contained in the Agreement (and attaching a schedule showing the calculations thereof), and to the extent any Default or Event of Default exists, a description of the steps being taken to address such Default or Event of Default;

(vi) as soon as available and in any event no later than 25 days after the end of each fiscal year of the Borrowers preliminary financial statements for the prior fiscal year and a certificate of an Authorized Officer of the Borrower Representative (1) stating that, as of such date, no Default or Event of Default has occurred and is continuing, (2) stating that, as of such date, all representations and warranties set forth in the Agreement are true and correct in all material respects (except any representation or warranty that expressly indicates that it is being made as of a specific date, in which case such representation or warranty shall be true and correct on and as of such date) and (3) detailing compliance for such fiscal period with the Consolidated Fixed Charge Coverage Ratio set forth in paragraph (bb) of Exhibit V hereto (and attaching a schedule showing the calculations thereof), and to the extent any Default or Event of Default exists, a description of the steps being taken to address such Default or Event of Default;

(vii) no later than the December 31st prior to the commencement of each fiscal year, a consolidated and consolidating operating plan (together with a complete statement of the assumptions on which such plan is based) of the Borrowers approved by its Board of Directors, which shall include monthly budgets for the prospective year in reasonable detail acceptable to the Agent, and will integrate balance sheet, profit and loss statements, cash flow projections, as well as a Capital Expenditure budget;

(viii) promptly following the distribution or filing thereof, (A) one copy of each financial statement, report, notice or proxy statement sent by the Parent or any Borrower to its stockholders generally, and (B) all press releases and other statements made available by the Parent or any Borrower to the public concerning developments in its business;

(ix) promptly upon receipt thereof, a copy of any management letter or written report submitted to any Borrower by independent certified public accountants with respect to the Subsidiaries thereof, business, condition (financial or otherwise), operations, prospects, or Properties of such Borrower;

(x) within 90 days after the end of each fiscal year of the Borrowers, a certificate of independent certified public accountants stating that to their knowledge no Event of Default has occurred and exists as of the end of such fiscal year, or if in their opinion such an Event of Default has occurred and is continuing, a statement as to the nature thereof;

(xi) promptly and in any event within two Business Days after the occurrence of each Default or any Event of Default, notice of such event with together with a statement of the chief financial officer of the Parent and the Borrowers setting forth details of such Default or Event of Default, and the action that the Borrowers have taken and proposes to take with respect thereto;

(xii) on or before the last day of each Month, monthly and year-to-date statistical and financial reports for the prior Month, including volume and time business reports (to be requested by the Agent) from the chief financial officer of the Parent and the Borrowers;

(xiii) promptly after the sending or filing thereof, Written Notice of the Parent’s or any Borrower’s filing of any report or registration statements with the Securities and Exchange Commission or any national securities exchange, and Written Notice of Parent’s or any Borrower’s filing of any official statements with respect to the issuance of tax-exempt indebtedness, and after an Event of Default, copies of all reports (if any) that the Parent or any Borrower sends to any of its security holders;

(xiv) promptly and in any event within 15 days after the Parent or any Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(xv) promptly and in any event within 10 days after the Parent or any Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Plan or Multiemployer Plan, a written statement of a Authorized Officer of the Parent or such Borrower describing such ERISA Event or waiver request and the action, if any, the Parent, such Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(xvi) simultaneously with the date that the Parent or any Borrower or any ERISA Affiliate files a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice;

(xvii) least ten Business Days prior to any change in any Borrower’s name, a notice setting forth the new name and the proposed effective date thereof;

(xviii) immediately (and in no event later than one Business Day following actual knowledge or receipt thereof), Written Notice in reasonable detail, of (x) any Lien asserted or claim made against a Receivable or any Lien asserted or claim made against any other Collateral other than a Permitted Lien, or (y) any notice of any investigations or similar audits of any Borrower being conducted by any federal, state or county Governmental Entity or its agents or designees;

(xix) promptly and in no event later than 10 days following actual knowledge or receipt thereof, the results of any cost report or similar audits regarding the valuation of receivables payments being conducted by any Governmental Entity or its agents or designees;

(xx) no later than two Business Days after the commencement thereof, Written Notice of all actions, suits, and proceedings before any Governmental Entity or arbitrator affecting the Parent or any Borrower which, if determined adversely to the Parent or such Borrower, could reasonably be expected to have a Material Adverse Effect;

(xxi) promptly after the furnishing thereof, copies of any statement or report furnished by the Parent or any Borrower pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to this Agreement;

(xxii) promptly, and in any event within two Business Days after becoming aware of the occurrence thereof, Written Notice of any matter that would have a Material Adverse Effect;

(xxiii) as soon as available, (A) one copy of each financial statement, report, notice or proxy statement sent by the Parent or any Borrower to its stockholders generally, (B) Written Notice of the Parent’s or any Borrower’s filing of each regular, periodic or special report, registration statement, or prospectus with any securities exchange or the Securities and Exchange Commission or any successor agency or the Bankruptcy Court, and (C) all press releases and other statements made available by the Parent or any Borrower to the public concerning developments in the business of the Borrowers;

(xxiv) within the sixty (60) day period prior to the end of each fiscal year of the Borrowers, a report satisfactory in form to the Agent, listing all material insurance coverage maintained as of the date of such report by the Parent or the Borrower Representative and all material insurance planned to be maintained by the Borrowers in the subsequent fiscal year; and

(xxv) such other information respecting the Receivables, the Collateral or the condition or operations, financial or otherwise, of the Parent and the Borrowers as the Agent may from time to time reasonably request.

(q) Notice of Proceedings; Overpayments. It shall promptly notify the Agent and the Program Manager (and modify the next Borrowing Base Certificate to be delivered hereunder) in the event of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim that is asserted by a Customer with respect to the Receivables or any earlier overpayment that a Customer could assert as a setoff against the Receivables.

(r) Further Instruments, Continuation Statements. It shall, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Program Manager or the Agent may reasonably request, from time to time, in order to perfect, protect or more fully evidence the assignment as security of the Receivables and the other Collateral, or to enable the Agent or the Program Manager to exercise or enforce the rights of the Agent hereunder or under the Documents. Without limiting the generality of the foregoing, it will upon the request of the Program Manager execute and file such UCC financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be, in the opinion of the Program Manager, necessary or appropriate. It hereby authorizes the Program Manager to file one or more financing or continuation statements and amendments thereto and assignments thereof, relative to all or any of the Receivables and the other Collateral now existing or hereafter arising without its signature where permitted by law. If it fails to perform any of its agreements or obligations under the Agreement, the Program Manager may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Program Manager incurred in connection therewith shall be payable by it.

(s) Taxes. It shall (i) file when due (taking into consideration any extensions to which it shall be legally entitled) all federal, national and state income and other tax returns and other reports which it is required to file; and (ii) pay, or provide for the payment, when due, of all taxes (including, without limitation, sales tax), fees, assessments and other governmental charges against it or upon its Property, income and franchises, including taxes relating to the transactions contemplated under the Agreement, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent, upon request, satisfactory evidence of its timely compliance with the foregoing; provided, however, so long as such Borrower has notified the Agent in writing, such Borrower need not pay any such amount (x) that it is contesting in good faith by appropriate proceedings diligently pursued, (y) with respect to which such Borrower has established proper reserves for as provided in GAAP, and (z) for which no Lien (other than a Permitted Lien) results from such non-payment.

(t) Deviation from Terms of Receivable, etc. Except in accordance with the Credit and Collection Policy, it shall not, without the prior written consent of the Agent:

(i) compromise, adjust, extend, satisfy, subordinate, rescind, set off, waive, amend, or otherwise modify, or permit or agree to any deviation from, the terms and conditions of any Receivable or materially or adversely modify or waive any term or condition of any contract related thereto;

(ii) (x) amend, modify, supplement or delete in any way or to any extent any provision for uncollectible accounts and free care applicable to any Receivable or (y) amend, modify or supplement in any way or to any extent any financial category or change in any way or to any extent the manner in which any financial category is treated or reflected in its records;

(iii) alter or modify (x) its claims processing system, or (y) its third party billing system, as applicable (except for technical changes of an immaterial nature); or

(iv) change, modify or rescind any direction contained in any invoice or previously delivered Notice.

(u) Mergers and Acquisitions. Neither it nor the Parent shall consummate nor enter into any transaction or agreement which shall result or be intended to result in, a merger, acquisition (other than pursuant to Acquisition Transactions satisfactory to the Agent in all respects, funded by Acquisition Loans) or the sale, assignment, conveyance, transfer, lease, sublease, liquidation, dissolution, wind-up or other disposal of, whether in one transaction or a series of related transactions or other disposal of all or substantially all of its assets whether now owned or hereafter acquired.

(v) No “Instruments”. It shall not take any action which would allow, result in or cause any Eligible Receivable to be evidenced by an “instrument” within the meaning of the UCC of the applicable jurisdiction.

(w) Loans or Investments with Interested Parties. It shall not, and shall not enter into an agreement to, make any loans to or investments in any of its officers, directors, shareholders or employees, other than advances in the ordinary course of business to officers or employees to cover travel and other expenses incurred in the ordinary course of business.

(x) Other Transactions with Affiliates. Except as set forth below, no Borrower shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any equity interest or indebtedness, or any Property, of any Affiliate, or become liable on any Guaranty or other obligations of any Affiliate. Notwithstanding the foregoing, any Borrower (a) may engage in transactions with Affiliates in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent, and no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; and (b) may make payments under the management agreements; provided such payments shall not to exceed the payments as set forth in the copies of such management agreements provided to the Agent as of the date of this Agreement.

(y) Distributions. It shall not, and shall not enter into an agreement to make, or enter into any transaction or agreement which shall result or be intended to result in, any dividends or other Distributions in cash or cash equivalents to any Person (other than another Borrower).

(z) Preservation of Corporate Existence. It shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(aa) Invoices. It shall take all reasonable steps to ensure that all invoices rendered or dispatched on or after the Initial Funding Date contain only the remittance instructions required under Article II of this Agreement.

(bb) Subsidiaries. It shall not maintain, suffer to exist, create or acquire any Subsidiaries other than those listed on Schedule II.

(cc) ERISA Compliance. The Parent and each Borrower shall, and shall cause its ERISA Affiliates to make all required contributions to any Plan or Multiemployer Plan, and shall not, nor shall it permit any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate (c) the adoption of a new Plan, the amendment of any existing Plan, or an agreement to contribute to any Multiemployer Plan if the increase in its obligations as a result thereof could reasonably be expected to have a Material Adverse Effect in the aggregate.

(dd) Amendments to Material Agreements. The Parent and each Borrower shall not, and shall not permit any other Person to, enter into any modification of, or agree to or accept any waiver of any of the following agreements without the Agent’s prior written consent: (i) any promissory note, pledge agreement or any other agreement related to the Debt subordinated under the terms of any Subordination Agreement, (ii) any promissory note, security agreement or any other agreement related to the Debt owed by Transcend Services, Inc. to DCA, and (iii) any of its organizational documents or any other agreement to which it is a party or any document related thereto that, with respect to the agreements described in this clause (iii), would materially affect the rights of any Borrower, any Subsidiary thereof or the Agent.

(ee) Disaster Recovery Plan. On or before the date which is 120 days after the Initial Funding Date, the Parent will create and implement a disaster recovery plan for the Borrowers, which plan shall include appropriate insurance coverages and shall otherwise be satisfactory to the Agent in all respects.

EXHIBIT V

EVENTS OF DEFAULT

Each of the following shall be an “Event of Default”:

(a) The Borrowers shall default in the due and punctual payment of the principal of any Loan, when and as the same shall become due and payable, whether pursuant to Article II of this Agreement, at maturity, by acceleration or otherwise, and such default shall continue unremedied for three Business Days.

(b) The Borrowers shall default in the due and punctual payment of any installment of interest on any Loan or any other Lender Debt, including without limitation, any fee or expense owing to the Lender pursuant to any of the Documents, when and as such amount of interest, fee or expense shall become due and payable and such default shall continue unremedied for three Business Days.

(c) Any material provision of this Agreement or any other Document shall at any time fail for any reason to be in full force and effect.

(d) Any Borrower shall default in the performance or observance of any covenant, agreement or provision (other than as described in clause (a) or (b) above) contained in this Agreement or any other Document or in any instrument or document evidencing or creating any obligation, guaranty or Lien in favor of the Agent in connection with or pursuant to this Agreement or any Lender Debt, and, except in the case of the agreements and covenants contained in any Document as to each of which no notice or a shorter grace period shall apply, such default continues for a period of 10 days after the earlier of (i) there has been given Written Notice of such default to the Borrower Representative by the Agent or any Lender or (ii) discovery thereof by the Borrower Representative or any Borrower; or if this Agreement or any other Document or any such other instrument or document shall terminate, be terminated or become void or unenforceable for any reason whatsoever without the written consent of the Agent and the Required Lenders.

(e) Any Borrower shall have attempted to revoke, terminate or otherwise change any instructions or directions given to a Lockbox Bank contained in any Depositary Agreement with respect to the transfer of Collections or Proceeds (a “Revocation Order”) or any bank (including any Lockbox Bank) at which any deposit account, blocked account, or lockbox account (including the Lockbox Accounts) is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement (including any Depositary Agreement) to which such bank is a party.

(f) Any Borrower shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $250,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof.

(g) Any representation or warranty made or deemed made by the Borrower Representative or any Borrower under or in connection with the Agreement or any other Document or any information or report delivered by the Borrower Representative or such Borrower pursuant to the Agreement or any other Document shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, except for any representation or warranty, information or report respecting any Receivable, the amount outstanding thereunder, or the absence of any action, suit, proceeding, dispute, set-off, deduction, defense or counterclaim respecting such Receivable that was unknown to the Borrower at the time that such representation or warranty was made or deemed made or such information or report was delivered, provided that the Borrowers modify accordingly the next Borrowing Base Certificate to be delivered hereunder and pay the Borrowing Base Deficiency, if any, at such time.

(h) This Agreement shall for any reason fail or cease to create or fail or cease to be a valid and perfected security interest in favor of the Agent in the Receivables, the Collections with respect thereto and the other Collateral, free and clear of all Liens other than, except with respect to the Receivables, Permitted Liens.

(i) Any Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or such Borrower shall take any action to authorize any of the actions set forth above in this paragraph (i).

(j) Any Borrower shall fail to perform or observe any term, covenant or agreement included in the Primary Servicing Responsibilities (other than an Event of Default resulting from the events described in paragraph (i) of this Exhibit) and such failure shall remain unremedied for 10 days.

(k) There shall have occurred a Material Adverse Effect.

(l) Any Borrower shall have consummated, or shall have entered into any transaction or agreement which shall result or be intended to result in any Change of Control; or a Change of Control occurs.

(m) Judgments or orders for payment of money (other than judgments or orders in respect of which adequate insurance is maintained for the payment thereof) in excess of $150,000 in the aggregate against the Borrowers remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days or more.

(n) (i) Any Borrower or Subsidiary thereof is enjoined, restrained or in any way prevented by the order of any court or any Governmental Entity from conducting all or any material part of its business for more than 15 days, or (ii) any Governmental Entity (including, without limitation, the Internal Revenue Service or the PBGC) files a notice of a Lien against (x) any of the Receivables or (y) assets other than the Receivables involving an aggregate amount in excess of $100,000 (or, if no amount is stated, than any notice of Lien) which remains unpaid or discharged for a period of 30 days or more.

(o) The Borrowers shall fail to discharge within a period of 30 days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of $150,000 against any of its Properties.

(p) Any Borrower does not pay or discharge at or before maturity or before becoming delinquent (i) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its Property, except any taxes, levies, assessments or charges being diligently contested in good faith by appropriate proceedings, and (ii) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property.

(q) Any Borrower sells, leases, assigns, transfers, or otherwise disposes of any of the Receivables or other Collateral, except as permitted or contemplated under the Agreement.

(r) Any Borrower declares or makes any Distribution, unless both prior and subsequent to the effectiveness of such proposed Distribution, (i) no Event of Default is continuing, (ii) such Distribution is in full compliance with applicable law, including the applicable state fraudulent conveyance laws as in effect at such time, and (iii) such Borrower and the recipient of such Distribution have taken all necessary and appropriate corporate action to effectuate such Distribution.

(s) Any Borrower does not maintain, keep, and preserve such of its Properties as are sufficient for the proper conduct of its business in good repair, working order, and condition (ordinary wear and tear excepted) and make all necessary repairs, renewals, replacements, betterments, and improvements thereof.

(t) Any Borrower does not maintain proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

(u) Any Borrower does not keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations. Each policy referred to in this clause (v) shall provide that it will not be canceled, amended, or reduced except after not less than 30 days’ prior written notice to the Agent and the Program Manager and shall also provide that the interests of the Agent shall not be invalidated by any act or negligence of such Borrower. Any Borrower does not advise the Agent promptly of any policy cancellation, reduction, or amendment. Any insurance policy for property, casualty, liability and business interruption coverage for such Borrower does not name the Agent as loss payee (as its interests may appear) or an additional insured, as appropriate.

(v) An ERISA Event shall have occurred that, in the opinion of the Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability in an aggregate amount in excess of $100,000.

(w) The Borrower Representative is not performing, or becomes unable (in the commercially reasonable determination of the Lender) to perform, fully the Primary Servicing Responsibilities set forth in Exhibit X hereof, and fails to remedy said nonperformance or inability within 5 Business Days after Borrowers shall have received from the Agent Written Notice of said nonperformance or inability.

(x) The Borrower Representative and the Borrowers are unable to maintain the Transmission interface described in Exhibit XI to the commercially reasonable satisfaction of the Program Manager, or the electronic information servicing capabilities of the Borrower Representative and the Borrowers are not functioning, in either case, for a period of more than three consecutive Business Days.

(y) The Borrower Representative and the Borrowers have sent multiple Transmissions to the Program Manager in a manner that is not in compliance with the specifications set forth in Exhibit XI hereof and have failed to comply with such specifications within 5 Business Days after receipt of Written Notice of said noncompliance.

(z) As of the end of each fiscal quarter, the dollar-weighted average days outstanding with respect to all outstanding Eligible Receivables on such date is greater than 60 days.

(aa) Consolidated EBITDA, calculated as of the end of any fiscal quarter of the Borrowers for such fiscal quarter, is less than the amount set forth below as of the end of the corresponding fiscal quarter indicated below:

Fiscal Quarter Ending	Amount
12/31/05	$650,000
3/31/06	$1,050,000
6/30/06	$1,400,000
9/30/06	$1,750,000
12/31/06	$2,100,000
3/31/07	$3,000,000
6/30/07 and each fiscal quarter thereafter	$4,000,000

For fiscal year 2006, for the purposes of this paragraph (aa), EBITDA shall be calculated as follows: (i) for the first fiscal quarter of 2006, EBITDA for such quarter times 4; (ii) for the second fiscal quarter of 2006, EBITDA for such quarter and each prior quarter of fiscal year 2006 times 2, (iii) for the third fiscal quarter of 2006, EBITDA for such quarter and each prior quarter of fiscal year 2006 times 1.3333, and (iv) for the fourth fiscal quarter of 2006, EBITDA for such quarter and each prior quarter of fiscal year 2006. For each fiscal year after 2006, EBITDA shall be calculated for the 4 fiscal quarters then most recently ended.

(bb) The Consolidated Fixed Charge Coverage Ratio, calculated as of the end of any fiscal quarter of the Borrowers for such fiscal quarter, is less than the ratio set forth below as of the corresponding fiscal quarter indicated below:

Fiscal Quarter Ending	Ratio
3/31/06	0.60 to 1.00
6/30/06	0.80 to 1.00
9/30/06	0.95 to 1.00
12/31/06	1.20 to 1.00
3/31/07	1.25 to 1.00
6/30/07	1.25 to 1.00
9/30/07	1.25 to 1.00
12/31/07	1.25 to 1.00
3/31/08 and each fiscal quarter thereafter	1.30 to 1.00

For fiscal year 2006, for the purposes of this paragraph (bb), calculations of financial figures contained in the definition of Consolidated Fixed Charge Coverage Ratio that are derived from the Borrowers’ income statements items shall be calculated as follows: (i) for the first fiscal quarter of 2006, the relevant financial figures for such quarter times 4; (ii) for the second fiscal quarter of 2006, the relevant financial figures for such quarter and each prior quarter of fiscal year 2006 times 2, (iii) for the third fiscal quarter of 2006, the relevant financial figures for such quarter and each prior quarter of fiscal year 2006 times 1.3333, and (iv) for the fourth fiscal quarter of 2006, the relevant financial figures for such quarter and each prior quarter of fiscal year 2006. For each fiscal year after 2006, Consolidated Fixed Charge Coverage Ratio shall be calculated for the 4 fiscal quarters then most recently ended.

(cc) The Consolidated Tangible Net Worth of the Borrowers, calculated as of the end of any fiscal quarter of the Borrowers for such fiscal quarter, is less than the amount set forth below as of the end of the corresponding fiscal quarter indicated below:

Fiscal Quarter Ending	Amount
12/31/05	$(1,900,000)
3/31/06	$(2,050,000)
6/30/06	$(1,750,000)
9/30/06	$(1,150,000)
12/31/06	$(260,000)
3/31/07	$240,000
6/30/07	$740,000
9/30/07	$1,240,000
12/31/07	$1,740,000
3/31/08	$2,240,000
6/30/08	$2,740,000
9/30/08	$3,240,000
12/31/08 and each fiscal quarter thereafter	the amount required for the prior fiscal quarter plus $500,000

(dd) The Minimum Liquidity of the Borrowers, calculated as of the end of any fiscal quarter of the Borrowers for such fiscal quarter (and, as noted below, for the January 31st after each fourth quarter and for February 1, 2006), is less than the amount set forth below during the corresponding periods indicated below:

Fiscal Quarter Ending	Amount
12/31/05 (and as of 1/31/06)	$1,000,000
as of 2/1/06 and until Borrowers have complied with their obligations under that certain Certificate and Agreement of Transcend Services, Inc. in favor of Agent dated as of even date herewith	$300,000
3/31/06	$100,000
6/30/06	$400,000
9/30/06	$800,000
12/31/06 (and as of 1/31/07)	$1,200,000
3/31/07	$300,000
6/30/07	$600,000
9/30/07	$900,000
12/31/07 (and as of 1/31/08)	$1,200,000
3/31/08	$300,000
6/30/08	$600,000
9/30/08	$900,000
12/31/08 (and as of 1/31/08)	$1,200,000
3/31/09	$250,000
6/30/09	$250,000
9/30/09	$400,000
12/31/09	$500,000

“Minimum Liquidity” means, at any time, the sum of (x) cash plus (y) the amount (if any) by which (a) the Borrowing Limit exceeds (b) the outstanding principal amount of the Revolving Loan.

(ee) The Consolidated Capital Expenditures of the Borrowers during the following fiscal years exceeds the following amounts for such fiscal years:

Fiscal Year	Amount
2006	$400,000
2007	$600,000
2008 and each fiscal quarter thereafter	$800,000

EXHIBIT VI

ELIGIBILITY CRITERIA

The following shall constitute the eligibility criteria for acceptance of Receivables for financing and inclusion in the Borrowing Base under the Agreement (the “Eligibility Criteria”):

(a) The information provided by the Borrower Representative and the applicable Borrower with respect to each such Receivable is complete and correct and all documents, attestations and agreements relating thereto that have been delivered to the Agent are true and correct. The related Borrower has delivered to such Customer all requested documents with respect to such Receivable and no amounts with respect to such Receivable have been paid as of the date and time of the inclusion of such Receivable in the Borrowing Base. All information set forth in the bill and other documents with respect to such Receivable is true, complete and correct; if additional information is requested by the Customer, the Borrower Representative or such Borrower, as applicable, has or will promptly provide the same, and if any error has been made with respect to such information, the Borrower Representative or such Borrower will promptly correct the same and, if necessary, rebill such Receivable.

(b) The related Borrower has billed the applicable Customer.

(c) Each such Receivable (i) is payable in an amount not less than its Expected Net Value, by the Customer or Customers identified by the Borrower Representative and the applicable Borrower in its records as being obligated to do so, (ii) is based on an actual and bona fide rendition of services or sale of goods to the Customer by the applicable Borrower in the ordinary course of business, (iii) is denominated and payable only in U.S. dollars in the United States, (iv) is an account or general intangible within the meaning of the UCC of the state in which the applicable Borrower is incorporated, and is not evidenced by any instrument or chattel paper, and (v) is net of any contractual allowances, deductible limitations, commissions, fees, or other discounts. There are no payors other than the Customer or Customers identified in the applicable Borrower’s records as the payors primarily liable on such Receivable.

(d) Each such Receivable (i) is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Customer thereof, (ii) is not more than 90 past due.

(e) Each such Receivable is not due from any Governmental Entity.

(f) No Borrower has any Guaranty of, letter of credit providing credit support for, or collateral security for, such Receivable, other than any such guaranty, letter of credit or collateral security as has been assigned to the Agent for the benefit of the Lenders, and any such guaranty, letter of credit or collateral security is not subject to any Lien in favor of any other Person.

(g) The Customer with respect to each such Receivable (i) is not currently the subject of any bankruptcy, insolvency or receivership proceeding, nor is it unable to make payments on its obligations when due, (ii) located in the United States of America, (iii) is not a subsidiary, parent or other Person that is an Affiliate of any Borrower, and (iv) is not the Customer of any Receivables that was a Defaulted Receivable in the past 12 Months.

(h) The financing of such Receivables hereunder is made in good faith and without actual intent to hinder, delay or defraud present or future creditors of each such Borrower.

(i) Any insurance policy, contract or other instrument obligating a Customer to make payment with respect to such Receivable (i) does not contain any provision prohibiting the grant of a security interest in such payment obligation from the patient to any Borrower, or from such Borrower to the Agent, (ii) has been duly authorized and, together with such Receivable, constitutes the legal, valid and binding obligation of the Customer in accordance with its terms, (iii) together with such Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (iv) was in full force and effect and applicable to the customer or patient at the time the goods or services constituting the basis for such Receivable were sold or performed.

(j) The insurance policy, contract or other instrument obligating a Governmental Entity to make payment with respect to such Receivable (i) has been duly authorized and, together with the applicable Receivable, constitutes the legal, valid and binding obligation of the Governmental Entity in accordance with its terms, (ii) together with the applicable Receivable, does not contravene in any material respect any requirement of law applicable thereto, and (iii) was in full force and effect and applicable to the customer or patient at the time the goods or services constituting the basis for such Receivable were sold or performed.

(k) No consents by any third party to the grant of a security interest in such Receivable are required other than consents previously obtained in writing by the applicable Borrower, a copy of each such consent having been provided to the Agent.

(l) The inclusion of such Receivable in the Borrowing Base would not increase the total aggregate gross value of all Receivables for any Customer (or group of Customers) listed below above the corresponding dollar amounts listed below:

Customer	Maximum Dollar Amount
any Non-Investment Grade Customer	$500,000
any Investment Grade Customer	$1,000,000

(m) No Lien which is still in effect on the applicable Funding Date has been made with respect to or granted in any such Receivable except for the Lien in favor of the Agent.

(n) Such Receivables are not owed by a Customer which has 15% or more of such Customer’s Receivables constituting Delinquent Receivables.

(o) Such Receivables are not owed by a Customer for which the total of all Receivables from such Customer (together with the affiliates of such Customer) exceed 15% of the total Receivables of all Borrowers, determined on a consolidated basis.

(p) Each such Receivable has a Last Service Date not older than 30 days.

EXHIBIT VII-A

FORM OF BORROWING BASE CERTIFICATE

HFG HEALTHCO-4 LLC, as Agent

Borrowing Base Report

Submission Date:

Report

Schedule #:

As of Date:

I.	Beginning A/R Balance (from Previous Report)

II.	Additions:

	2.01.	New billings

	2.02.	Late Charges/Adjustments

Total Additions

III.	Deductions:

	3.01.	Collections

	3.02.	Contractual/Discounts

	3.03.	Transfers Bad Debt

	3.04.	Payments due and payable pursuant to offsets claimed by Governmental Entities

	3.05.	Other Discounts/Adjustments/Repurchased Claims

Total Deductions

IV.	Receivables Balance

V.	Less: Ineligible Collateral

VI.	Total Eligible Collateral (Gross)

VII.	Net Value Factor

VIII.	Expected Net Value

IX.	Adjustments to Expected Net Value

X.	Advance Rate Percentage		%

XI.	Adjusted Expected Net Value multiplied by Advance Rate Percentage

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XII.	Accrued Amounts

XIII.	Borrowing Base (XI minus XII and XII)

XIV.	Revolving Commitment	$ ,000,000

XV.	BORROWING LIMIT (LESSER OF XIII and XIV)

XVI.	Outstanding Revolving Loan Balance Prior Report

XVII.	Less Collections (Net Cash)

XVIII.	Revolving Advances Since Prior Report

XIX.	Additional Revolving Advance Requested

XX.	REVOLVING LOAN BALANCE THIS REPORT

XXI.	NET AVAILABILITY (XIV minus XX)

The undersigned represents and warrants that the foregoing information is true, complete and correct and that the collateral reflected herein complies with and conforms to the Eligibility Criteria set forth in Exhibit VI to the Loan and Security Agreement between the undersigned, as Borrower Representative, the other borrowers thereunder, HFG Healthco-4 LLC, as Agent, and the Lenders thereunder, and any supplements and amendments, if any, thereto (the “Agreement”). The undersigned promises to pay to HFG Healthco-4 LLC, an Agent, for the account of the Revolving Lender, the new loan balances reflected above, plus interest, as set forth in the Agreement.

The undersigned represents and warrants that as of the date hereof, the Borrowers are in compliance with each of the terms, covenants, and conditions set forth in the Agreement and that no Default or Event of Default exists or is continuing under the Agreement.

As of the date hereof, neither the Borrower Representative nor any Borrower has diverted or permitted to be diverted any such payments on Receivables from the Lockbox Accounts or issued any Revocation Order as defined in the Depositary Agreements).

TRANSCEND SERVICES, INC.

as a Borrower Representative and as servicer of Primary Servicing Responsibilities

By:	Date:
Name:
Title

VII-A-2

EXHIBIT VII-B

FORM OF BORROWERS’ CERTIFICATE

HFG Healthco-4 LLC, as Agent

48 Wall Street

New York, New York 10005

Ladies and Gentlemen:

The undersigned refers to the Loan and Security Agreement, dated as of December 30, 2005 (as the same may be amended, supplemented, restated, or modified from time to time, the “Loan Agreement”) among Transcend Services, Inc., as Borrower Representative (the “Borrower Representative”), each of the Borrowers named therein, HFG Healthco-4 LLC, as Agent, and the Lenders thereunder (the “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

In accordance with Section 1.03 of the Loan Agreement and in fulfillment of the condition precedent set forth in Section 2(a) of Exhibit II thereto, the Borrower Representative hereby gives you irrevocable notice that the undersigned requests a [Revolving] [Acquisition] Advance under the Loan Agreement, and in connection therewith sets forth below the information relating to such Advance as required by Section 1.03 of the Loan Agreement:

Proposed [Revolving] [Acquisition] Advance:

(i) The Funding Date of such [Revolving] [Acquisition] Advance is requested to be             ,             ;

(ii) The amount of the [Revolving] [Acquisition] Advance is requested to be $            ; and

The Borrower Representative, on behalf of each of the Borrowers, hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the proposed [Revolving] [Acquisition] Advance:

(a) the representations, warranties and covenants contained in Exhibits III and IV of the Loan Agreement are and will be true, correct, and in compliance both before and after giving effect to the [Revolving] [Acquisition] Advance requested herein and to the application of the proceeds thereof, as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made on a specified date shall be required to be true and correct only as of such specified date); and

(b) no event has occurred and is continuing, or would result from the [Revolving] [Acquisition] Advance requested herein or from the application of the proceeds thereof that constitutes or an Event of Default; and

VII-B-1

[(c) the aggregate outstanding principal amount of the Revolving Advances after giving effect to the Revolving Advance requested herein is not in excess of the lesser of the Revolving Commitment and the Borrowing Limit.]

[(c) the principal amount of the Acquisition Advance requested herein, after giving effect to all prior Acquisition Advances, is not in excess of the Acquisition Commitment and the Acquisition Advance requested herein does not exceed the Acquisition Advance Limit.]

Very truly yours,

TRANSCEND SERVICES, INC. as Borrower Representative

By:
Name:
Title:

VII-B-2

EXHIBIT VIII

RECEIVABLE INFORMATION

Subject to compliance with and the limitations of applicable law in effect from time to time, including, without limitation, patient confidentiality restrictions which may limit or otherwise proscribe the providing of requested medical information, the following information shall, as appropriate, be provided by the Borrower Representative to the Program Manager with respect to the Receivables, together with such other information and in such form as may reasonably be requested from time to time by the Agent (the “Receivable Information”):

(i) Customer required information (i.e., information provided in the ordinary course of business to any specified Customer or any other information required to be provided to a Customer pursuant to any agreement, contract or other arrangement with such Customer); and

(ii) billing information (i.e., all information provided by the Borrowers on invoices to Customers and any other information required to be provided pursuant to the Credit and Collection Policy).

VIII-1

EXHIBIT X

PRIMARY SERVICING RESPONSIBILITIES

The Borrower Representative shall be responsible for the following administration and servicing obligations (the “Primary Servicing Responsibilities”) which shall be performed by the Borrower Representative until such time as a successor shall be designated and shall accept appointment pursuant to Section 3.04(b) of the Agreement:

(a) Servicing Standards and Activities. The Borrower Representative shall administer and service the Receivables (i) within the parameters of services set forth in paragraph (b) of this Exhibit X, as such parameters may be modified by mutual written agreement of the Agent, (ii) in compliance at all times with applicable law and with the agreements, covenants, objectives, policies and procedures set forth in the Agreement, and (iii) in accordance with industry standards for servicing healthcare receivables unless such standards conflict with the procedures set forth in paragraph (b) of this Exhibit X in which case the provisions of paragraph (b) shall control. The Borrower Representative shall establish and maintain electronic data processing services for monitoring, administering and collecting the Receivables in accordance with the foregoing standards and shall, within three Business Days of the deposit of any checks, other forms of cash deposits, or other written matter into a Lockbox, post such information to its electronic data processing services.

(b) Parameters of Primary Servicing. The Primary Servicing Responsibilities shall be performed within the following parameters:

(i) Subject to the review and authority of the Agent and except as otherwise provided herein, the Borrower Representative shall have full power and authority to take all actions that it may deem necessary or desirable, consistent in all material respects with the Credit and Collection Policy with respect to the administration and servicing of accounts receivable, in connection with the administration and servicing of Receivables. Without limiting the generality of the foregoing, the Borrower Representative shall, in the performance of its servicing obligations hereunder, act in accordance with all legal requirements and subject to the terms and conditions of the Agreement.

(ii) During the continuance of an Event of Default, at the Agent’s request, all enforcement and collection proceedings shall, unless prohibited by applicable law, be instituted and prosecuted in the name of the Agent, for the benefit of the Lenders.

(iii) The Borrower Representative shall not change in any material respect its existing policies and procedures with respect to the administration and servicing of accounts receivable (including, without limitation, the amount and timing of write-offs) without the prior written consent of the Agent.

(iv) The Borrower Representative will be responsible for monitoring and collecting the Receivables, including, without limitation, contacting Customers that have not made payment on their respective Receivables within the customary time period for such Customer, and resubmitting any claim rejected by a Customer due to incomplete information.

X-1

(v) If the Borrower Representative determines that a payment with respect to a Receivable has been received directly by a patient or any other Person, the Borrower Representative shall promptly advise the Agent, and the Agent shall be entitled to presume that the reason such payment was made to such patient or other Person was because of a breach of representation or warranty in the Agreement with respect to such Receivable (such as, by way of example, the forms related to such Receivable not being properly completed so as to provide for direct payment by the Customer to the Borrower Representative), unless the Borrower Representative shall demonstrate that such is not the case. In the case of any such Receivable which is determined not to be a Denied Receivable, the Borrower Representative shall promptly demand that such patient or other Person remit and return such funds. If such funds are not promptly received by the applicable Borrower or the Borrower Representative, the Borrower Representative shall take all reasonable steps to obtain such funds.

(vi) Notwithstanding anything to the contrary contained herein, neither the Borrower nor the Borrower Representative may amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Receivable (other than a Denied Receivable) in a manner inconsistent with the Credit and Collection Policy without the prior consent of the Agent.

(c) Termination of Primary Servicing Responsibilities; Cooperation. Upon the occurrence of an Event of Default, the Agent may terminate the performance of the Primary Servicing Responsibilities by the Borrower Representative, in which event the Borrower Representative shall immediately transfer to a successor servicer designated by the Agent all records, computer access and other information as shall be necessary or desirable, in the judgment of such successor servicer, to perform such responsibilities. The Borrower Representative shall otherwise cooperate fully with such successor servicer.

X-2

EXHIBIT XI

INTERFACE WITH THE PROGRAM MANAGER

(a) The Program Manager will convey appropriate data requirements and instructions to the Borrower Representative to establish a computer interface between the Borrower Representative’s and the Borrowers’ systems and the Program Manager’s receivables monitoring system. The interface will permit the Program Manager to receive electronically the Borrowers’ accounts receivable data, including the Receivable Information, billing data and collection and other transaction data relating to the Receivables.

(b) The Borrower Representative shall give the Program Manager at least ten Business Days’ notice of any coding changes or electronic data processing system modifications made by the Borrower Representative or any Borrower which could affect the Program Manager’s processing or interpretation of data received through the interface.

(c) The Program Manager shall have no responsibility to return to the Borrower Representative or any Borrower any information which the Program Manager receives pursuant to the computer interface.

(d) The Borrower Representative will prepare monthly accounts receivable data files of all transaction types for all of its sites that are included in the program. The weekly or monthly cutoff, as applicable, will occur at a predetermined time in each such period, and such cutoff date for all of the sites must occur at exactly the same time. The cutoff date that will be selected will be at the end of business for a specific day of the week or Month, as applicable, or in other words, at the end of the Borrowers’ transaction posting process for that day. The Borrower Representative will temporarily maintain a copy of the accounts data files in the event that the data is degraded or corrupted during transmission, and needs to be re-transmitted.

(e) The Program Manager will be responsible for the management of the hardware, communications and software used in the program.

(f) The Program Manager’s data center will receive the Receivables data files, and immediately confirm that the files have been passed without degradation or corruption of data by balancing the detailed items to the control totals that accompany the files. Any problems in this process will be immediately reported to the Borrower Representative so that the Receivables data file can be re-transmitted, if necessary.

(g) Once the receipt of the Receivables data files has been confirmed, the Program Manager will perform certain tests and edits to determine which Receivables meet the Eligibility Criteria. Compliance with concentration limits will be verified by the Program Manager.

(h) The Borrowers’ and Borrower Representative’s sites will continue to post daily transactions to its Receivable files. The Borrowers’ and Borrower Representative’s Receivable files for each of the eligible sites will include all transactions posted through that day. The Borrower Representative will create a transaction report and a Receivable file for each of the eligible sites. The transaction report will contain all transactions posted to the Receivable file for the specified period (and will indicate the site and the number of items and total dollars on each

XI-1

transaction report for control purposes). The Receivable file will contain balances that reflect the transactions posted on the Borrower Representative’s and the Borrowers’ systems through the end of business of the specified period.

(i) The Borrower Representative (and upon request from the Program Manager, each Borrower) will transmit the billing, transaction, and the most current Receivable data files to the Program Manager’s data center according to the established schedule. The Borrower Representative should, again, maintain the backup of each of these files in the event that a re-transmission is necessary.

(j) The Program Manager’s data center will confirm that the files have been received intact, and will immediately communicate any problems to the Borrower Representative in order to initiate a re-transmission. The Program Manager will then post the transaction files and consequently update the affected balances. Upon completion of the posting process, the Program Manager will generate summary reports of the posting process that the Program Manager will use to complete various funding activities. The Program Manager summary reports will reference the Borrowers’ or the Borrower Representative’s transaction codes and activity to codes that are common to the funding program.

(k) The Program Manager will then compare the updated accounts balances on the Program Manager’s system to the corresponding account balances reflected on the Receivable file. The Program Manager expects that the balances for the funded Receivables will be congruent, and any discrepancies will be immediately examined and resolved through the cooperative effort of the Program Manager, the Borrowers and the Borrower Representative. The Program Manager shall produce discrepancy reports (e.g., “Funding Only” or “Out of Balance” reports) and the Borrower Representative shall respond promptly to such reports.

(l) Once the reconciliation process has been completed and any discrepancies between the Program Manager’s and the Borrowers’ and Borrower Representative’s Receivable data files resolved through the discrepancy report process described in paragraph (k) above, the Program Manager will then process the Receivables file and advise the Agent that it may make additional Revolving Loans with respect to any new Receivable that has satisfied the Eligibility Criteria. The Program Manager will then proceed through exactly the same process described in paragraph (f) above.

(m) The Program Manager will use its best commercially reasonable efforts subject to Section 7.06 of the Agreement to comply with, and to cause the members of the Agent Group to comply with, all laws and regulations applicable to its duties hereunder, including patient confidentiality laws and regulations, including as set forth under the Health Insurance Portability and Accountability Act of 1996, if and when such regulations become effective, or otherwise.

XI-2

EXHIBIT XII

FORM OF SERVICE PROVIDER AGREEMENT

This Agreement, dated as of December 30, 2005 (the “Agreement”) is by and between HFG HEALTHCO-4 LLC, as Agent (together with its affiliates, “Service Provider”) and TRANSCEND SERVICES, INC. and MEDICAL DICTATION, INC. (collectively, “Business Associate”).

WHEREAS, Business Associate and Service Provider are parties to a Loan and Security Agreement dated as of December 30, 2005, pursuant to which Service Provider provides certain services for Business Associate that may involve the Use and/or Disclosure of Protected Health Information (as defined below); and

WHEREAS, Business Associate may qualify as a “business associate” (as defined by the Federal Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191 and related regulations promulgated thereunder (collectively “HIPAA”)) of its clients and affiliates, which means that Business Associate has certain responsibilities with respect to the Protected Health Information of its clients and affiliates; and

WHEREAS, in light of the foregoing and the requirements of HIPAA, Service Provider and Business Associate agree to be bound by the following terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows with respect to Protected Health Information that may be disclosed to Service Provider by Business Associate:

1. Definitions. As used in this Agreement, capitalized terms contained herein and not otherwise defined herein shall have the meanings given to such terms under HIPAA.

“Covered Entity” or “Covered Entities” shall have the same meaning as the term “covered entity” in 45 CFR §160.103, limited to the Covered Entities which are customers of Business Associate.

“Designated Record Set” means a group of records maintained by or for the Covered Entity that is:

a) The medical records and billing records about Individuals maintained by or for a covered health care provider who is a Covered Entity; or

b) Used, in whole or in part, by or for the Covered Entity to make decisions about Individuals.

For purposes of this definition, the term “record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for the Covered Entity.

XII-1

“Disclose,” “Disclosed” or “Disclosure” means the release, transfer, provision of, access to, or divulging in any other manner of information outside the entity holding the information.

“Electronic Media” shall have the same meaning as the term “electronic media” in 45 CFR §160.103.

“Electronic Protected Health Information” shall have the same meaning as the term “electronic protected health information” in 45 CFR §160.103, limited to such information that the Business Associate creates, receives, maintains, or transmits from or on behalf of a Covered Entity.

“Individual” shall have the same meaning as the term “individual” in 45 CFR §160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).

“Individually Identifiable Health Information” is information, including demographic information collected from an Individual, that:

(i)	Is created or received by or on behalf of a health care provider, health plan, employer, or health care clearinghouse; and

(ii)	Relates to the past, present, or future physical or mental health or condition of an Individual, the provision of health care to an Individual, or the past, present, or future payment for the provision of health care to an Individual; and,

(iii)	That identifies the Individual; or, with respect to which there is a reasonable basis to believe the information can be used to identify the Individual.

“Privacy Standards” means the Standards for Privacy of Individually Identifiable Health Information contained in 45 CFR Parts 160 and 164.

“Protected Health Information” means any Individually Identifiable Health Information that is transmitted or maintained in any form or medium pursuant to a business associate agreement between the Business Associate and its customer, including, but not limited to, Electronic Media, but excluding any Individually Identifiable Health Information excluded from the definition of Protected Health Information under the Privacy Standards. For purposes of this Agreement, Protected Health Information means such information that is received by Business Associate from a Covered Entity, or created or received on behalf of a Covered Entity.

“Required by Law” shall have the same meaning as the term “required by law” in 45 CFR §164.103.

“Security Standards” shall mean the Security Standards at 45 CFR Parts 160 and 164.

XII-2

“Service Agreement” shall refer, for purposes of this Agreement, to any present or future agreement(s) between Service Provider and Business Associate, either written or oral, which provides for the Use by or Disclosure to Service Provider of Protected Health Information.

“Use” or “Used” means, with respect to Individually Identifiable Health Information, the sharing, employment, application, utilization, examination, or analysis of such information within an entity that maintains such information.

2. Use and Disclosure of Protected Health Information. The Service Provider agrees that it and its employees, officers, and directors (collectively, its “Employees”) will not Use or Disclose the Protected Health Information provided to it by the Business Associate under this Agreement except as permitted or required by this Agreement or as otherwise Required by Law, and will ensure that its agents, including subcontractors (collectively, its “Agents”), to whom it provides Protected Health Information received from, or created or received by the Service Provider on behalf of, the Covered Entity or Business Associate agree to the same restrictions and conditions that apply to the Service Provider throughout this Agreement with respect to such information. Such Protected Health Information will be held confidentially and used or further disclosed only as Required by Law or for the purpose for which it was disclosed to the Service Provider. Further, the Service Provider may:

(a) Use the Protected Health Information received by the Service Provider in its capacity as the Service Provider, if necessary, for the proper management and administration of the Service Provider or to carry out its legal responsibilities; or,

(b) Disclose the Protected Health Information received by the Service Provider in its capacity as the Service Provider if necessary for the proper management and administration of the Service Provider or to carry out its legal responsibilities if:

(i) the Disclosure is Required by Law; or,

(ii) the Service Provider obtains reasonable assurances from the person to whom the Protected Health Information is Disclosed that it will be held confidentially and Used or further Disclosed only as Required by Law or for the purpose for which it was Disclosed to the person, and the person agrees in writing to notify the Service Provider and Business Associate of any instances of which it is aware in which the confidentiality of the Protected Health Information has been breached.

3. Service Provider Records. The Service Provider agrees that it will implement a suitable record keeping system that enables the Service Provider to trace all Disclosures of Protected Health Information as would be required by the Covered Entity to respond to a request by an Individual for an accounting of Disclosures of Protected Health Information under the Privacy Standards in accordance with 45 CFR § 164.528.

4. Appropriate Safeguards for Privacy of Information. The Service Provider agrees that it will use appropriate safeguards to prevent the Use or Disclosure of Protected Health Information other than as are permitted by this Agreement and the Service Agreement. Without limiting the generality of the foregoing sentence, the Service Provider will:

(a) Implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of Electronic Protected Health Information as required by the Security Standards;

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(b) Ensure that any Agents to whom the Service Provider provides Electronic Protected Health Information agree to implement reasonable and appropriate safeguards to protect Electronic Protected Health Information; and

(c) Report to the Business Associate any security incident (as defined by the Security Standards) of which the Service Provider becomes aware.

5. Reporting Inappropriate Use or Disclosure of Information. The Service Provider shall notify the Business Associate of any Use or Disclosure prohibited hereunder of Protected Health Information of which the Service Provider becomes aware.

6. Access to Information. To the extent the Service Provider possesses or maintains Protected Health Information in a Designated Record Set, the Service Provider shall, within a reasonable time period following the request of the Covered Entity or Business Associate, provide the Business Associate and/or Covered Entity with access to Protected Health Information about an Individual contained in a Designated Record Set in order for the Covered Entity to meet the requirements under 45 CFR § 164.524.

7. Amendment of Protected Health Information. To the extent the Service Provider possesses or maintains Protected Health Information in a Designated Record Set, the Service Provider agrees that it will, within a reasonable time period of such a request by the Covered Entity or Business Associate, make available Protected Health Information for amendment and incorporate any amendments to Protected Health Information in a Designated Record Set which the Covered Entity and/or Business Associate directs or agrees to under 45 CFR § 164.526.

8. Accounting of Disclosures. The Service Provider agrees to provide to the Business Associate and/or the Covered Entity, within a reasonable time period, information collected in accordance with Section 3 of this Agreement in order to permit the Covered Entity to respond to a request by an Individual for an accounting of Disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

9. Information to be Available to the Secretary. The Service Provider agrees that it will make its internal practices, books, and records relating to the Use and Disclosure of Protected Health Information received from, or created or received by the Service Provider on behalf of, the Covered Entity available to the Secretary of the Department of Health and Human Services for purposes of determining the Covered Entity’s compliance with the Privacy Standards.

10. Term and Termination.

(a) Term. This Agreement shall be effective as of the date first set forth above in this Agreement.

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(b) Termination for Cause. Upon a determination by Business Associate of a material breach of this Agreement by Service Provider, Business Associate shall either:

(i) Provide an opportunity for Service Provider to cure the breach or end the violation. If Service Provider does not cure the breach or end the violation within the time specified by Business Associate, Business Associate shall, if feasible, terminate: (A) this Agreement; (B) all of the provisions of the Service Agreement that involve the Use or Disclosure of Protected Health Information; and (C) such other provisions, if any, of the Service Agreement as Business Associate designates in its sole discretion;

(ii) Immediately terminate: (A) this Agreement; (B) all of the provisions of the Service Agreement that involve the Use or Disclosure of Protected Health Information; and (C) such other provisions, if any, of the Service Agreement as Business Associate designates in its sole discretion if Business Associate determines that Service Provider has breached a material term of this Agreement and cure is not feasible; or

(iii) If neither termination nor cure are feasible, Business Associate shall report the violation to the Secretary of the Department of Health and Human Services.

11. Effect of Termination.

(a) Except as provided in Section 10(c)(ii) of this Agreement, upon termination of this Agreement for any reason, Service Provider shall return or destroy all Protected Health Information received from the Covered Entity or Business Associate, or created or received by Service Provider on behalf of the Covered Entity or Business Associate. This provision shall apply to Protected Health Information that is in the possession of Service Provider and Agents of Service Provider. The Service Provider and its Agents shall retain no copies of the Protected Health Information.

(b) In the event that the Service Provider reasonably believes that returning or destroying the Protected Health Information is infeasible, Service Provider shall notify Business Associate of the conditions that make return or destruction infeasible. Upon the Business Associate’s determination that return or destruction of Protected Health Information is infeasible, Service Provider (and its Agents, if applicable) shall extend the protections of this Agreement to such Protected Health Information and limit further Uses and Disclosures of such Protected Health Information to those purposes that make the return or destruction infeasible, for so long as Service Provider (and its Agents, if applicable) maintain such Protected Health Information. If Business Associate determines that return or destruction of Protected Health Information is feasible, then Service Provider shall promptly return or destroy all such Protected Health Information upon termination of this Agreement for any reason.

12. Regulatory References. A reference in this Agreement to a section in HIPAA means the section as in effect or as amended.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HFG HEALTHCO-4 LLC, as Service Provider	TRANSCEND SERVICES, INC., as Business Associate

By:	By:
Name:	Name:
Title:	Title:

MEDICAL DICTATION, INC., as Business Associate

By:
Name:
Title:

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EXHIBIT XIV

FORM OF SUBSCRIPTION AGREEMENT

XIV-1

EXHIBIT XVI

FORM OF PLEDGE AGREEMENT

XVI-1

SCHEDULE I

ADDRESSES FOR NOTICE

If to the Agent or
the Revolving
Lender:

HFG Healthco-4 LLC
48 Wall Street
New York, New York 10005

If to the Acquisition Lender:

HFG Healthco – 6 LLC
48 Wall Street
New York, New York 10005

If to the Program Manager:

Healthcare Finance Group Inc.
199 Water Street, 20th Floor
New York, New York 10038
Attention: Chief Credit Officer
Tel: (212) 785-9212
Fax: (212) 785-8501

If to the Borrower Representative:

Transcend Services, Inc.
945 East Paces Ferry Road
Suite 1475
Atlanta, Georgia 30326
Attention: President
Tel: 404-364-8001
Fax: (404) 364-8009

If to the Borrowers:

Transcend Services, Inc.
945 East Paces Ferry Road
Suite 1475
Atlanta, Georgia 30326
Attention: President
Tel: 404-364-8001
Fax: (404) 364-8009

i

SCHEDULE II

DISCLOSURES

Permitted Liens

Filing Date	File Number	Type	Secured Party:	Collateral
Debtor: Transcend Services, Inc. Filing Jurisdiction: Delaware Secretary of State

05/06/2005	51405647	UCC-1	Inter-Tel Leasing, Inc.	Axxess Telephone System

06/21/2005	51973644	UCC-1 (LEASE)	Farnam Street Financial, Inc.	Lease Agreement TR051905

Debtor: Transcend Services, Inc. Filing Jurisdiction: Superior Court Clerks’ Cooperative Authority, GA

12/19/2000	060-2000-023785	UCC-1	CIT Technology Financing Services Inc.	Lease Agreement MITA 6060 SN#37000879

03/16/2005	060-2005-003120	UCC-1	Development Corporation of Abilene, Inc.	All furniture and equipment located in Atlanta, Fulton Co., Georgia

In addition, the outstanding common stock of MDI owned by Transcend is subject to a Pledge Agreement between Transcend and Susan McGrogan dated January 31, 2005.

Pending Litigation and Tax Matters

Exhibit III, Sections (r) and (aa)

A. Before the Office of State Administrative Hearings; State of Georgia Transcend Services, Inc. vs. Georgia Department of Revenue ; Docket # OSAH-REV-SUTA-0526696-60-Moser.

(By Decision dated Dec 22, 2005, the Administrative Law Judge upheld a Georgia sales and use tax assessment against Transcend Services, Inc. in the amount of $69,487.77 based upon sales and use tax assessed against computer components purchased by Transcend and leased to employees. Transcend is considering an appeal of this assessment.)

B. Lawsuit captioned Our Lady of the Lake Hospital, Inc. v. Transcend Services, Inc., 19th Judicial District Court, Parish of East Baton Rouge, Louisiana, Case No. 482.775.

SCHEDULE V

CREDIT AND COLLECTION POLICIES

None

SCHEDULE VII

LEASED PROPERTY

Transcend Services Consolidated

Lease Commitments

Landlord	Facility	Commencement	Expiration
North Atlanta Realty	Atlanta Corporate-Addt’l office space	6/16/2004	10/31/2007

North Atlanta Realty	Atlanta Corporate - original space	11/1/2000	10/31/2007

Washington Springs, LLC	former Cascade office - Beaverton, OR	1/2/2002	2/28/2007

Internap Network Services	hardened data site space & connectivity	4/29/2005	4/30/2008

Musgrave Holding, LTD	Abilene, TX	6/1/2005	5/31/2008

Good Shepherd Leasing Corp.	MDI office - Brooksville, FL	11/1/2005	11/1/2008

Equipment Leases

Standard Office Systems	Kyocera Mita 5530	12/11/2003	12/11/2008

General Electric Capital Corp	AscomHasler Digital Postage Meter	8/14/2004	1/14/2010

Farnam Street Financial	Lease Schedule #1	12/1/2005	11/30/2010

Farnam Street Financial	Lease Schedule #3	3/1/2006	2/28/2009

Farnam Street Financial	Lease Schedule #2	10/1/2005	9/30/2008

Pitney Bowes	Postage Meter	unknown	12/31/2006

SCHEDULE VIII

PERMITTED DEBT

A. Promissory Note in the original principal amount of $3,500,000.00 (currently $3,100,000.00) dated January 31, 2005 naming Transcend Services, Inc. as Payor and Susan McGrogan as Payee. This Promissory Note is secured by a pledge of the outstanding common stock of Medical Dictation, Inc.

B. Promissory Note in the original principal amount of $1,000,000.00 dated March 1, 2005 naming Transcend Services, Inc. as Borrower and Development Corporation of Abilene, Inc. as Lender. This Promissory Note is secured by a security interest in all equipment owned by Transcend located in Atlanta, Georgia and Abilene, Texas.